                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            AMERICAN RE CORPORATION
                (Name of Registrant as Specified in Its Charter)
                      ------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
/ /  Item 22(a)(2)
     of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share ("Common Stock"), of the Registrant
     (2) Aggregate number of securities to which transaction applies: 51,875,950 (which includes shares of Common Stock issuable upon exercise of options issued by the Registrant)
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $65.00 in cash for each share of Common Stock
     (4) Proposed maximum aggregate value of transaction: $3,371,936,750
     (5) Total fee paid: $674,387.35
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: N/A
     (2) Form, Schedule or Registration Statement No.: N/A
     (3) Filing Party: N/A
     (4) Date Filed: N/A

                            AMERICAN RE CORPORATION
                               American Re Plaza
                             555 College Road East
    [LOGO]
                        Princeton, New Jersey 08543-5241
                                 (609) 243-4200

                                                                October 23, 1996
Dear Stockholder:

    You are cordially invited to attend a Special Meeting of the Stockholders of American Re Corporation (the "Company"), which will be held at 9:00 a.m. on November 21, 1996 at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, NY 10022.

    At the Special Meeting, holders of shares of the Company's Common Stock will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 13, 1996, as amended by the amendment thereto dated as of October 23, 1996 (the "Merger Agreement"), among Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft in Munchen ("Munich Re"), Puma Acquisition Corp., a subsidiary of Munich Re ("Sub"), and the Company. A copy of the Merger Agreement is included as Annex I to the attached Proxy Statement. On the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into the Company (the "Merger").

    Upon consummation of the Merger, each outstanding share of the Company's Common Stock (other than shares to be cancelled pursuant to the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $65.00 in cash.

    Approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of common stock of the Company. American Re Associates, L.P. and KKR Partners II, L.P. (together the "KKR Stockholders") beneficially own shares of Common Stock representing approximately 63.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Agreement with Munich Re and Sub, the KKR Stockholders have agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement. As a result, the requisite vote of the holders of shares of Common Stock to approve and adopt the Merger Agreement is assured. Detailed information concerning the Merger is set forth in the Proxy Statement, which you are urged to read carefully.

    YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, APPROVED THE AMENDMENT THERETO DATED AS OF OCTOBER 23, 1996 AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching its determination, your Board of Directors considered, among other things, the opinion of Goldman, Sachs & Co. ("Goldman Sachs"), one of the Company's financial advisors, as to the fairness of the $65.00 in cash to be received by the holders of shares of Common Stock pursuant to the Merger, and the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Company's other financial advisor, as to the fairness from a financial point of view of the $65.00 in cash to be received by the holders of shares of Common Stock pursuant to the Merger. Their respective opinions are included as Annexes to the attached Proxy Statement. You are urged to read the opinions in their entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Goldman Sachs and Merrill Lynch.

    Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Common Stock you own, please complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope.

                                          Sincerely,

                                                          [LOGO]

                                          PAUL H. INDERBITZIN

                                          CHAIRMAN OF THE BOARD, PRESIDENT AND

                                          CHIEF EXECUTIVE OFFICER

    THE TRANSACTION TO BE CONSIDERED AT THE SPECIAL MEETING INVOLVES A MATTER OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF THE COMPANY. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT, AND TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE PROMPTLY.

                            AMERICAN RE CORPORATION
                               American Re Plaza
                             555 College Road East
    [LOGO]
                            Princeton, NJ 08543-5241
                                 (609) 243-4200
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 21, 1996
                             ---------------------

To Our Stockholders:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of American Re Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m. on November 21, 1996 at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, NY 10022.

    The Special Meeting is called for the purpose of considering and voting upon:

    1. A proposal to approve and adopt the Agreement and Plan of Merger dated as of August 13, 1996, as amended by the amendment thereto dated as of October 23, 1996 (the "Merger Agreement"), among Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft in Munchen, Puma Acquisition Corp. and the Company. A copy of the Merger Agreement is included as Annex I to the attached Proxy Statement and is incorporated herein by reference.

    2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    The proposed merger and other related matters are more fully described in the attached Proxy Statement and the Annexes thereto.

    The close of business on October 21, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record of the Company's Common Stock on the record date are entitled to vote at the Special Meeting.

    In connection with the proposed merger, appraisal rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"), a copy of which is included as Annex IV to the attached Proxy Statement. Reference is made to the section entitled "The Merger--Dissenters' Rights" in the attached Proxy Statement for a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the proposed merger.

    Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Common Stock you own, please complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may revoke your proxy at any time before the authority granted by it is exercised. If you attend the Special Meeting, you may vote in person even if you have previously returned an executed proxy.

                                          By Order of the Board of Directors

                                                         [LOGO]

                                          ROBERT K. BURGESS

                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL

                                          AND SECRETARY

                                 --IMPORTANT--

    If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to complete, sign, date and return the enclosed proxy card as soon as possible.

    If you have any questions or need further assistance in voting your shares, please call American Re Corporation's transfer agent, Boston Equiserve, at (617) 575-3400 or its Investor Relations Department at (609) 243-4684.

                                BOSTON EQUISERVE
                                 (617) 575-3400

                            AMERICAN RE CORPORATION
                               American Re Plaza
                             555 College Road East
    [LOGO]
                            Princeton, NJ 08543-5241
                                 (609) 243-4200
                            ------------------------
                                PROXY STATEMENT
                             ---------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 21, 1996

    This proxy statement (this "Proxy Statement") is being furnished to the stockholders of American Re Corporation, a Delaware corporation (the "Company" or "American Re"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of Stockholders to be held at 9:00 a.m. on November 21, 1996 at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, NY 10022, and at any adjournments or postponements thereof (the "Special Meeting").

    At the Special Meeting, the holders of common stock, par value $.01 per share ("Common Stock"), of the Company will consider and vote upon the approval and adoption of the Agreement and Plan of Merger dated as of August 13, 1996, as amended by the amendment thereto dated as of October 23, 1996 (the "Merger Agreement"), among Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft in Munchen ("Munich Re"), Puma Acquisition Corp., a subsidiary of Munich Re ("Sub"), and the Company. On the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation (the "Surviving Corporation").

    Upon the consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled pursuant to the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $65.00 in cash. As a result of the Merger, all holders of Common Stock will cease to have an equity interest in, or possess any rights as stockholders of, the Surviving Corporation. See "The Merger-- General."

    A copy of the Merger Agreement is attached hereto as Annex I and is incorporated herein by reference. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

    THE BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, APPROVED THE AMENDMENT THERETO DATED AS OF OCTOBER 23, 1996 AND DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In reaching its determination, the Board of Directors considered, among other things, the opinion of Goldman, Sachs & Co. ("Goldman Sachs"), one of the Company's financial advisors, as to the fairness of the $65.00 in cash to be received by the holders of shares of Common Stock pursuant to the Merger, and the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the Company's other financial advisor, as to the fairness from a financial point of view of the $65.00 in cash to be received by the holders of shares of Common Stock pursuant to the Merger. The opinions of Goldman Sachs and Merrill Lynch are included as Annex II and Annex III, respectively, hereto and are incorporated herein by reference. Stockholders are urged to read the opinions in their entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Goldman Sachs and Merrill Lynch. See "The Merger--Opinions of Financial Advisors."

    In connection with the Merger, appraisal rights will be available to those stockholders of the Company who meet and comply with the requirements of Section 262 of the Delaware General Corporation Law (the "DGCL"). A copy of Section 262 of the DGCL is attached as Annex IV hereto. For a discussion of the procedures to be followed in asserting appraisal rights under Section 262 of the DGCL in connection with the Merger, see "Dissenters' Rights."
                            ------------------------

            This Proxy Statement is first being mailed to the Company's stockholders on or about October 23, 1996.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

SUMMARY....................................................................................................          1
VOTING AND PROXIES.........................................................................................          8
  Record Date; Solicitation of Proxies.....................................................................          8
  Vote Required............................................................................................          8
THE MERGER.................................................................................................         10
  General..................................................................................................         10
  Background of the Merger.................................................................................         10
  Reasons for the Merger; Recommendation of the Board of Directors.........................................         12
  Opinions of Financial Advisors...........................................................................         13
  Government and Regulatory Approvals and Filings..........................................................         19
  Anticipated Accounting Treatment.........................................................................         20
  Certain Other Effects of the Merger......................................................................         20
  Plans of the Company in the Event the Merger is Not Consummated..........................................         20
THE MERGER AGREEMENT.......................................................................................         21
  Effective Time of the Merger.............................................................................         21
  Payment for Shares of Common Stock.......................................................................         21
  Representations and Warranties...........................................................................         22
  Certain Covenants........................................................................................         23
  Conditions to Consummation of the Merger.................................................................         26
  Benefit Plans............................................................................................         26
  Termination; Fees and Expenses...........................................................................         27
THE STOCKHOLDERS AGREEMENT.................................................................................         28
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................................................         30
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................................         31
  Receipt of Merger Consideration..........................................................................         31
  Backup Withholding.......................................................................................         32
DISSENTERS' RIGHTS.........................................................................................         32
SELECTED FINANCIAL INFORMATION CONCERNING THE COMPANY......................................................         35
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................................         37
MARKET PRICES..............................................................................................         39
CERTAIN PENDING LITIGATION.................................................................................         39
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         39
INDEPENDENT ACCOUNTANTS....................................................................................         40
STOCKHOLDER PROPOSALS......................................................................................         40
OTHER MATTERS..............................................................................................         40

ANNEX I      Composite Conformed Copy of the Agreement and Plan of Merger dated as of
             August 13, 1996, as amended by the amendment thereto dated as of October
             23, 1996, among Munchener Ruckversicherungs-Gesellschaft
             Aktiengesellschaft in Munchen, Puma Acquisition Corp. and American Re
             Corporation..............................................................        I-1
ANNEX II     Fairness Opinion of Goldman, Sachs & Co..................................       II-1
ANNEX III    Fairness Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated...      III-1
ANNEX IV     Section 262 of the Delaware General Corporation Law......................       IV-1

                                      (i)

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, IN THE ATTACHED ANNEXES AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, IN ITS ENTIRETY.

                                  THE PARTIES

    AMERICAN RE CORPORATION. The Company was initially organized at the direction of Kohlberg Kravis Roberts & Co., L.P. ("KKR") and certain members of management of American Re-Insurance Company, a Delaware domiciled reinsurer ("American Re-Insurance"), to act as a holding company for American Re-Insurance. American Re-Insurance underwrites property and casualty reinsurance directly in both the domestic and international markets. The Company's executive offices are located at American Re Plaza, 555 College Road East, Princeton, NJ 08543-5241, and its telephone number is (609) 243-4200.

    MUNICH RE. Munich Re is the world's largest reinsurance company and has been in business since 1880. Its principal executive offices are located at 107 Koniginstrasse, D-80791 Munich, Germany, and its telephone number is 011-49-89-38910.

    PUMA ACQUISITION CORP. Sub is a special purpose Delaware corporation created solely for the purpose of consummating the Merger and a wholly owned subsidiary of Munich Re. The principal executive offices of Sub are located at 107 Koniginstrasse, D-80791 Munich, Germany, and its telephone number is 011-49-89-38910.

                              THE SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING; DATE, TIME AND PLACE

    The Special Meeting of Stockholders of the Company will be held at 9:00 a.m. on November 21, 1996 at The St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, NY 10022. At the Special Meeting, the holders of shares of Common Stock will consider and vote upon the approval and adoption of the Merger Agreement.

    In the Merger, each share of Common Stock issued and outstanding at the Effective Time (as defined herein), other than shares owned by the Company, Munich Re, Sub or any of their respective subsidiaries, and shares held by stockholders who perfect (and who do not effectively withdraw or lose) their statutory dissenters' rights (see "Dissenters' Rights"), will be cancelled, extinguished and converted automatically into the right to receive $65.00 in cash, without interest (the "Merger Consideration").

VOTE REQUIRED; VOTING PROCEDURES; RECORD DATE

    The close of business on October 21, 1996 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting.

    A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Special Meeting. Approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date. At the Record Date, 47,293,014 shares of Common Stock were issued and outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting. See "Voting and Proxies--Record Date; Solicitation of Proxies." American Re Associates, L.P. and KKR Partners II, L.P. (together, the "KKR Stockholders") beneficially own 30,236,000 shares of Common Stock, representing approximately 63.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to a Stockholders Agreement dated as of August 13, 1996 (the "Stockholders Agreement"), among the KKR Stockholders, Munich Re and Sub, the KKR Stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the approval and adoption of the Merger Agreement. As a result, the requisite vote of the holders of shares of Common Stock to approve and adopt the Merger Agreement is assured. See "The Stockholders Agreement" and "Stock Ownership of Management and Certain Beneficial Owners."

    Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), while brokers who hold shares of Common Stock in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes. Under applicable Delaware law, a failure by a broker to vote will have the effect of a negative vote on the approval and adoption of the Merger Agreement.

    It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxy appointees will vote in accordance with their best judgment on such matters. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

    Any stockholder may revoke a proxy at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be made to the attention of Robert K. Burgess, Senior Vice President, General Counsel and Secretary, American Re Corporation, American Re Plaza, 555 College Road East, Princeton, NJ 08543-5241. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

    In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. In accordance with the Merger Agreement, the Company and Munich Re will share equally the filing fees connected with and the cost of printing this Proxy Statement.

                                   THE MERGER

RECOMMENDATION OF THE BOARD OF DIRECTORS AND REASONS FOR THE MERGER

    The Board of Directors of the Company, at a special meeting held on August 13, 1996, unanimously approved the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996). At its meeting on October 23, 1996, the Board approved the amendment to such merger agreement and directed that the Merger Agreement be submitted to the holders of Common Stock for approval and adoption. The Board of Directors has determined that the Merger is fair to and in the best interests of the Company and its stockholders, and recommends that the stockholders vote FOR approval and adoption of the Merger Agreement. In reaching its decision to approve the Merger Agreement, the Company's Board of Directors considered a number of factors. For a discussion of the factors considered by the Board in reaching its determination, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

OPINIONS OF FINANCIAL ADVISORS

    Goldman Sachs has delivered its written opinion to the Board of Directors of the Company that, as of the date hereof, the $65.00 per share in cash to be received by the holders of shares of Common Stock in the Merger is fair to such holders. Merrill Lynch has delivered its written opinion to the Board of Directors of the Company that, as of the date hereof, the $65.00 per share in cash to be received by the holders of shares of Common Stock in the Merger is fair to such holders from a financial point of view. The full text of the written opinions of Goldman Sachs and Merrill Lynch, which set forth information with respect to assumptions made, matters considered and limitations of the reviews undertaken by Goldman Sachs and Merrill Lynch in connection with their opinions, are attached hereto as Annex II and Annex III, respectively. Stockholders are urged to, and should, read such opinions in their entirety. See "The Merger--Opinions of Financial Advisors."

GOVERNMENT AND REGULATORY APPROVALS AND FILINGS

    The consummation of the Merger will be subject to, among other things, the prior approval of the Department of Insurance of the State of New York and the Insurance Department of the State of Delaware, notice to the German Cartel Office and expiration of the relevant waiting period, and the expiration or early termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Applications for approval were submitted by Munich Re to both the Department of Insurance of the State of New York and the Insurance Department of the State of Delaware on September 23, 1996. On September 3, 1996 filings were made by Munich Re and the Company (or their respective affiliates required to make such filings) with the Federal Trade Commission (the "FTC") and with the Antitrust Division of the Department of Justice with respect to the Merger pursuant to the HSR Act. On September 13, 1996, the FTC granted early termination of the 30 day waiting period. On August 14, 1996 Munich Re made a filing notifying the German Cartel Office of the Merger. The German Cartel Office responded in a letter dated September 9, 1996 indicating that the Merger could be completed. See "The Merger--Government and Regulatory Approvals and Filings."

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be treated as a "purchase" for accounting purposes.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER; PAYMENT FOR COMMON STOCK

    As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI of the Merger Agreement, the Company will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") the Merger Agreement or a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL. The date and time of the filing of the Certificate of Merger with the Delaware Secretary of State (or such later time as is agreed to in writing by the parties to the Merger Agreement and is specified in the Certificate of Merger) will be the "Effective Time." See "The Merger Agreement--Conditions to Consummation of the Merger."

    Detailed instructions with regard to the surrender of certificates formerly evidencing shares of Common Stock, to be accompanied by a letter of transmittal, will be forwarded to holders of such certificates as promptly as practicable following the Effective Time by a paying agent to be designated by Sub (and reasonably satisfactory to the Company) in accordance with the Merger Agreement (the "Paying Agent"). Payment will be made to such former holders of shares of Common Stock as promptly as practicable following receipt by the Paying Agent of certificates formerly evidencing their shares of Common Stock and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger--Payment for Shares of Common Stock."

    STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

CONDITIONS TO THE MERGER

    The obligations of Munich Re, Sub and the Company to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including obtaining requisite stockholder and regulatory approvals (including insurance regulatory approvals from the Delaware Insurance Department and from the New York Department of Insurance) and the absence of a material adverse change affecting the Company. See "The Merger--Conditions to Consummation of the Merger."

NO SOLICITATION; FIDUCIARY DUTIES

    Under the Merger Agreement, the Company may not, nor may it authorize or permit any of its affiliates, subsidiaries or advisors to, solicit other Acquisition Proposals (as defined below). In addition, under the Merger Agreement, the Company has agreed that the Board of Directors of the Company will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Munich Re or Sub, the approval or recommendation by the Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal which was not solicited after the date of the Merger Agreement or (iii) enter into any agreement with respect to any Acquisition Proposal which was not solicited after the date of the Merger Agreement, unless the Company receives an Acquisition Proposal which was not solicited after the date of the Merger Agreement and the Board determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal.

    As used in the Merger Agreement and this Proxy Statement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any significant portion of the assets of the Company and its subsidiaries, other than the transactions contemplated by the Merger Agreement. See "The Merger Agreement--Certain Covenants."

TERMINATION; FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (1) by mutual written consent of Munich Re and the Company; (2) by either party if the Merger is not approved by the stockholders of the Company at the Special Meeting; (3) by either party if the Merger has not occurred on or before February 28, 1997 (as long as the party seeking to terminate has not failed to fulfill any obligation under the Merger Agreement required to be fulfilled by it, which failure caused the Merger not to occur); (4) by either party if a governmental authority issues a final non-appealable order, decree or ruling or takes other action restraining, enjoining or otherwise prohibiting the Merger;
(5) by either party if the Company exercises its rights described herein under "The Merger--Fiduciary Duties"; (6) by Munich Re upon a material breach of a representation, warranty, covenant or agreement contained in the Merger Agreement by the Company such that one of the conditions to the obligations of Munich Re to consummate the Merger set forth below under "The Merger--Conditions to the Consummation of the Merger" would not be satisfied; or (7) by the Company upon a material breach of a representation, warranty, covenant or agreement contained in the Merger Agreement such that one of the conditions to the obligations of the

Company to consummate the Merger set forth below under "The Merger--Conditions to the Consummation of the Merger" would not be satisfied.

    If the Merger Agreement is terminated after a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company at any time after the date of the Merger Agreement and the Board of Directors, in accordance with its rights described in "The Merger--Fiduciary Duties," withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, approves or recommends such Acquisition Proposal or enters into an agreement with respect to such Acquisition Proposal, then the Company will be required to pay Munich Re a fee of $26 million. See "The Merger Agreement--Termination; Fees and Expenses" and "--Conditions to Consummation of the Merger."

                           THE STOCKHOLDERS AGREEMENT

    At the same time that the Merger Agreement was executed, the KKR Stockholders entered into the Stockholders Agreement with Munich Re and Sub. The Stockholders Agreement provides that the KKR Stockholders will vote their shares of Common Stock in favor of the adoption and approval of the Merger and the Merger Agreement and that they will vote their shares against certain other transactions that would interfere with the Merger. In addition, pursuant to the Stockholders Agreement, the KKR Stockholders have granted to Sub the option to purchase the shares of Common Stock held by the KKR Stockholders at a price per share equal to the Merger Consideration in the event that the Merger Agreement is terminated in certain circumstances (the "Option"). If the Option is exercised, the Stockholders Agreement requires Munich Re to propose to the Company a merger, on terms and subject to conditions substantially the same as those provided for in the Merger Agreement, between Munich Re or one of its wholly owned subsidiaries and the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Munich Re) will receive an amount of cash consideration per share of Common Stock equal to the Merger Consideration, and to take such actions as may be necessary or appropriate in order to effectuate such merger at the earliest practicable time. See "The Stockholders Agreement."

    In connection with the execution and delivery by the KKR Stockholders of the Stockholders Agreement, the Company confirmed to the KKR Stockholders that the Company's indemnification obligations to the KKR Stockholders and certain of their affiliates under an agreement with the KKR Stockholders, which was entered into at the time of the acquisition of the Company by the KKR Stockholders, would be applicable to liabilities, obligations, losses and certain other costs and expenses arising out of their purchase or ownership of shares of Common Stock or litigation to which they are made parties in their capacity as stockholders or owners of securities of the Company, including certain claims that might arise with respect to their entering into or performing their obligations under the Stockholders Agreement. Munich Re acknowledged such obligations of the Company and agreed not to take any action which would affect the Company's ability to perform such obligations. See "The Stockholders Agreement."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In addition to (i) shares of Common Stock held by directors and executive officers of the Company, for which they will receive the same consideration as other stockholders of the Company, and (ii) options to acquire shares of Common Stock granted pursuant to certain Company incentive compensation plans, which will be treated as described below under "The Merger--Benefit Plans," Munich Re has offered to certain executive officers of the Company the opportunity to agree to the cancellation of a portion of their stock options in consideration for the right to receive, in lieu of the payments to which they would otherwise be entitled at the Effective Time with respect to such stock options, certain amounts of compensation at a future date or dates. Twenty-eight executives, and one former executive (who is a director of the Company), have elected to accept such offer.

    In addition, pursuant to the Merger Agreement, Munich Re has agreed to indemnify present and former directors or officers of the Company or any of its subsidiaries and other persons entitled to indemnification to the same extent and in the same manner as is now provided in the respective charters or bylaws of the Company and such subsidiaries or otherwise in effect on the date of the Merger Agreement with respect to any claim, liability, loss, damage, cost or expense arising out of any matter existing or occurring at or prior to the Effective Time and that, subject to certain limitations, the Company's current directors' and officers' insurance policy will be continued for a period of not less than six years after the consummation of the Merger. See "Interests of Certain Persons in the Merger."

    In addition, the Company has agreed to pay a fee to KKR in an amount equal to 0.40% of the aggregate consideration in the Merger upon Munich Re's acquisition of a controlling interest in the Company as consideration for certain advisory services KKR has rendered to the Company since 1992 for which KKR was not previously compensated, including services in connection with the Merger. Certain members of the Company's Board of Directors are affiliates of KKR. The directors of the Company who are not affiliated with KKR or members of the Company's management unanimously approved the fee to KKR. See "Interests of Certain Persons in the Merger" and "Stock Ownership of Management and Certain Beneficial Owners."

    For the two-year period following the Effective Time, Munich Re has agreed in the Merger Agreement, subject to certain exceptions, to continue to maintain certain benefit plans of the Company or substitute plans that are no less favorable in the aggregate to the employees of the Company than such existing benefit plans as described under "The Merger Agreement--Benefit Plans."

                     CERTAIN TAX CONSEQUENCES OF THE MERGER

    The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Stockholders are urged to consult their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, foreign and other taxes. See "Certain U.S. Federal Income Tax Consequences of the Merger."

                               DISSENTERS' RIGHTS

    Subject to compliance with the procedures set forth in Section 262 of the DGCL, the full text of which is included as Annex IV to this Proxy Statement, holders of shares of Common Stock are entitled to appraisal rights in connection with the Merger. Any demand for appraisal must be made prior to the stockholder vote on the Merger Agreement at the Special Meeting. Holders of shares of Common Stock who, prior to the stockholder vote on the Merger Agreement at the Special Meeting, properly demand and perfect their right to appraisal of their shares (and do not withdraw such demand or lose such right) and who do not vote in favor of the approval and adoption of the Merger Agreement, will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger), together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged PRO RATA against the value of all of the shares of Common Stock entitled to appraisal. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive in the Merger if they did not seek appraisal of their shares of Common Stock. See "Dissenters' Rights."

                         CERTAIN FINANCIAL INFORMATION

    See "Selected Financial Information Concerning the Company" and "Incorporation by Reference" for certain financial information with respect to the Company and its subsidiaries.

                                 MARKET PRICES

    Shares of Common Stock are listed and traded on the NYSE. On July 1, 1996, the day on which the proposed acquisition of National Re Corporation by General Re Corporation was announced, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $46.375 and $45.375, respectively. See "The Merger--Background of the Merger." On August 2, 1996, the last day of trading preceding the Company's press release announcing that it was considering strategic alternatives, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $58.25 and $57.00, respectively. On August 13, 1996, the date preceding public announcement of the signing of the merger agreement, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $59.00 and $56.50, respectively. On October 21, 1996, the latest practicable trading day before the printing of this Proxy Statement, the high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $64.25 and $64.00, respectively.

                               VOTING AND PROXIES

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on October 21, 1996 has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 47,293,014 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting. Holders of shares of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record by them at the Record Date.

    In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no additional compensation therefor) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks, brokerage houses, custodians and other fiduciaries who hold shares of Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. In accordance with the Merger Agreement, the Company and Munich Re will share equally the filing fees connected with and the cost of printing this Proxy Statement. The Company's transfer agent, Boston Equiserve, has agreed to assist the Company in connection with the tabulation of proxies. Pursuant to the Company's agreement with Boston Equiserve, Boston Equiserve will provide various proxy services for the Company in connection with the Special Meeting at a cost of approximately $6,000, plus reasonable out-of-pocket expenses. Any questions or requests for assistance regarding this Proxy Statement and related proxy materials may be directed in writing to Boston Equiserve at P.O. Box 644, Boston, MA 02102-0644, or by telephone at (617) 575-3400.

VOTE REQUIRED

    A majority of the outstanding shares of Common Stock entitled to vote as of the Record Date, represented in person or by proxy, is required for a quorum at the Special Meeting. The affirmative vote of a majority of the shares of outstanding Common Stock as of the Record Date is required for approval and adoption of the Merger Agreement. Abstentions may be specified with respect to the approval and adoption of the Merger Agreement and will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a negative vote due to the requirement of affirmative votes described in the preceding sentence.

    Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR approval and adoption of the Merger Agreement, and in the discretion of the persons named in the proxy as proxy appointees, as to any other matter which may properly come before the Special Meeting.

    Under the rules of the NYSE, while brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the Merger Agreement absent instructions. Brokers who do not receive instructions but who are present, in person or by proxy, at the Special Meeting will be counted as present for quorum purposes. Under applicable Delaware law, a failure by a broker to vote will have the effect of a negative vote on the approval of the Merger Agreement.

    Under the Company's By-laws, the business which may be transacted at the Special Meeting is limited to the purpose stated in the Notice of Meeting. Accordingly, it is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named in the proxy as proxy appointees will vote in accordance with their best judgment on such matters. The grant of a proxy will also confer discretionary authority on the persons named as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting.

    Any holder of shares of Common Stock may revoke a proxy at any time before it is voted by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be made to the attention of Robert K. Burgess, Senior Vice President, General Counsel and Secretary, American Re Corporation, American Re Plaza, 555 College Road East, Princeton, NJ 08543-5241. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

    Holders of shares of Common Stock have the right to demand appraisal rights in connection with the Merger and, subject to certain conditions provided under the DGCL, to receive payment for the fair value of their shares. See "Dissenters' Rights."

    The KKR Stockholders beneficially own 30,236,000 shares of Common Stock, representing approximately 63.9% of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Pursuant to the Stockholders Agreement, the KKR Stockholders have agreed, among other things, to vote their shares of Common Stock in favor of the approval and adoption of the Merger Agreement. As a result, the requisite vote of the holders of shares of Common Stock to approve and adopt the Merger Agreement is assured. See "The Stockholders Agreement" and "Stock Ownership of Management and Certain Beneficial Owners."

    The Merger Agreement to be considered at the Special Meeting involves a matter of great importance to the stockholders of the Company. Accordingly, holders of shares of Common Stock are urged to read and carefully consider the information presented in this Proxy Statement and are urged to complete, date, sign and promptly return the enclosed proxy card in the accompanying prepaid envelope.

    STOCK CERTIFICATES SHOULD NOT BE SENT WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF COMMON STOCK FOR CASH.

                                   THE MERGER

GENERAL

    The following information with respect to the Merger is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is included in this Proxy Statement as Annex I. The Merger Agreement sets forth the terms and conditions upon which the Merger is to be effected. If the Merger Agreement is approved and adopted by the holders of a majority of the outstanding shares of Common Stock at the Special Meeting, and all other conditions to the obligations of the parties thereto are satisfied or waived, the Merger will be consummated and Sub will merge with and into the Company at the Effective Time. The Company will be the Surviving Corporation in the Merger.

    Pursuant to the Merger, each share of Common Stock issued and outstanding at the Effective Time, other than shares held in the treasury of the Company or owned by Munich Re, Sub or any of their respective subsidiaries (which shares will be cancelled and retired without any payment therefor) and shares held by stockholders who perfect (and who do not effectively withdraw or lose) their statutory dissenters' rights, will be cancelled, extinguished and converted automatically into the right to receive the Merger Consideration. As a result of the Merger, holders of shares of Common Stock will cease to have an equity interest in, or possess any rights as stockholders of, the Surviving Corporation.

    Pursuant to the Merger Agreement, immediately prior to the Effective Time, each outstanding Company Stock Option (as defined below), whether or not then vested or exercisable shall be or become vested and exercisable and shall be cancelled immediately prior to the Effective Time in exchange for the right to receive, at the Effective Time or as soon as practicable thereafter, an amount in cash equal to the product of (i) the number of shares of Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration per share of Common Stock over the per share exercise price of such Company Stock Option. As used in the Merger Agreement, a "Company Stock Option" refers to each employee stock option and any related stock appreciation right and each director stock option and any related stock appreciation right outstanding immediately prior to the Effective Time. At the Record Date, 4,567,815 Company Stock Options having a per share exercise price under $65.00 were outstanding. Pursuant to the Merger Agreement, before taking into account any deferral elections described under "The Merger Agreement--Benefit Plans," the holders of Company Stock Options will be entitled to receive an aggregate of approximately $203,902,398 upon termination of the Company Stock Options. Munich Re has offered to certain executive officers of the Company the opportunity to agree to the cancellation of a portion of their Company Stock Options in consideration for the right to receive, in lieu of the payments to which they would otherwise be entitled at the Effective Time with respect to such Company Stock Options, certain amounts of compensation at a future date or dates. Twenty-eight executives, and one former executive (who is a director of the Company), have elected to accept such offer. See "The Merger Agreement--Benefit Plans."

BACKGROUND OF THE MERGER

    The process that led the Board of Directors of the Company to recommend the Merger started on July 1, 1996 with the announcement of the proposed acquisition of National Re Corporation ("National Re") by General Re Corporation ("General Re") at what the Company considered to be a high pricing level for the reinsurance industry. After the announcement of the General Re/National Re transaction, the chief executive officer of one of the Company's principal U.S. based competitors ("Company B") contacted the Chairman of the Board of the Company to explore the possibility of a strategic combination. Shortly thereafter, investment bankers from Goldman Sachs, which had represented National Re in its acquisition by General Re, commenced conversations with members of management and various members of the Board of Directors of the Company concerning their views with respect to a possible sale of the Company. At the close of trading on the NYSE on July 1, 1996, the price of the Common Stock as reported in published sources was $46 1/8 per share.

    In the middle of July, Goldman Sachs, with the approval of the Company, contacted five companies (including Munich Re and Company B) that Goldman Sachs considered to be the candidates most likely to be interested in and able to consummate a financially attractive strategic combination with the Company. One of these five companies indicated that it was not interested in such a transaction, and another company indirectly expressed some interest in such a transaction, but declined the opportunity to enter into a confidentiality agreement with the Company. Munich Re and Company B signed separate confidentiality agreements with respect to a potential transaction involving the Company and, thereafter, on separate occasions, senior members of the Company's management team met with representatives of Munich Re and Company B, respectively, to provide them with a better understanding of the Company and its operations and to discuss their possible interest in acquiring the Company. Another of the candidates contacted by Goldman Sachs in the middle of July ("Company C") also signed a confidentiality agreement with respect to a potential transaction involving the Company, and Munich Re, Company B and Company C were provided access to certain confidential business information concerning the Company, including premiums by division, projected results and pro forma expense analyses.

    On several occasions in late July and early August, executives and other representatives of Munich Re indicated to the Company and Goldman Sachs that, although Munich Re might be interested in acquiring the Company at a range of prices which might be attractive to the Company, Munich Re would require an exclusivity arrangement to complete its due diligence review of the Company and to negotiate a transaction with the Company. At the time of Munich Re's request for an exclusivity arrangement in early August, Munich Re's indicated prospective price to acquire the Company was $60 per share of Common Stock. At that time, the Company declined Munich Re's request.

    On August 5, 1996, the Company issued a press release which stated in pertinent part:

    "American Re Corporation (NYSE--ARN) announced today that its Board of Directors has determined that it is in the best interests of the Company and its stockholders to explore strategic alternatives, including the possible merger or sale of the Company. American Re has recently received inquiries from, and has had preliminary contact with, several parties expressing interest in such a transaction. In light of these contacts, the Board determined that it is appropriate to pursue this course of action at this time. American Re cautioned that, notwithstanding this action, there is no assurance that the Company will conclude a transaction on terms that will be acceptable to it."

    After the issuance of the press release, no additional potential bidders contacted the Company. Munich Re, Company B and Company C then were advised that the Company would consider entering into an exclusivity agreement with any bidder prepared to pay $65 per share or higher for the Company. Thereafter, only Munich Re indicated its willingness to pay $65 per share, subject to confirmatory due diligence and its ability to obtain from the Company an exclusivity agreement satisfactory to it. As part of such arrangement, Munich Re also insisted on obtaining various commitments from the KKR Stockholders. Company B and Company C each indicated an interest in doing further due diligence on the Company, but indicated that they were not yet prepared to commit to pay a specified price. The high end of Company B's and Company C's indicated prospective price ranges did not exceed $65 per share.

    On August 7, 1996, the Company, Munich Re and KKR Associates, as general partner of each of the KKR Stockholders, entered into an exclusive negotiating agreement (the "Exclusivity Agreement"). In the Exclusivity Agreement, each of the parties agreed to negotiate in good faith with the mutual aim of having agreed, by 11:59 p.m. (New York time) on August 15, 1996, (i) the terms of a definitive agreement pursuant to which Munich Re would acquire the Company at a price of $65 per share in cash and (ii) the terms of a definitive agreement pursuant to which the KKR Stockholders would, subject to receipt of all necessary regulatory approvals, agree to vote their shares of Common Stock in favor of such an acquisition and grant Munich Re an option to acquire their shares of Common Stock at the same purchase price as specified in the definitive acquisition agreement. In accordance with the Exclusivity Agreement, the Company also stopped providing confidential information to prospective bidders for the Company other than Munich Re and terminated discussions with Company B and Company C.

    During the several days following the execution of the Exclusivity Agreement, the Company, the KKR Stockholders, Munich Re and their legal and financial advisors negotiated a merger agreement and the Stockholders Agreement, while Munich Re and its advisors completed their due diligence.

    At its Board meeting on August 13, 1996, the Board, with its legal and financial advisors, reviewed, among other things, the history of the transaction, the draft merger agreement and the draft Stockholders Agreement, and heard presentations from its legal and financial advisors. Following its deliberations, the Board of Directors approved the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) and, to the extent required by Section 203 of the DGCL, the Stockholders Agreement, and both agreements were executed by the parties thereto later that same day.

    On October 23, 1996, the Board of Directors approved the amendment to the then effective merger agreement, which provided for the reduction in the termination fee from $32.5 million to $26 million. Such amendment was executed by the Company, Munich Re and Sub later that day. See "The Merger
Agreement--Termination; Fees and Expenses."

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    At its August 13, 1996 meeting, the Board of Directors determined that the Merger was fair to and in the best interests of the Company and its stockholders. Accordingly, at such meeting, the Board of Directors unanimously approved the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996). At its meeting on October 23, 1996, the Board approved the amendment to such merger agreement and directed that the Merger Agreement be submitted to the holders of Common Stock for approval and adoption. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The determination of the Board of Directors to approve the Merger Agreement was based upon consideration of a number of factors. The following list includes all material factors considered by the Board of Directors in its evaluation of the Merger and the Merger Agreement:

        1. The Board's familiarity with, among other things, the business, operations, financial condition, competitive position and prospects of the Company, the nature of the reinsurance industry in which the Company participates, and current industry, economic and market conditions, both on a historical and on a prospective basis;

        2. The fact that Goldman Sachs, on behalf of the Company, had solicited interest in a possible acquisition of the Company from third parties and that the Company had not received offers or indications of interest from other parties at prices in excess of the Merger Consideration;

        3. The fact that any other potential offer would be subject to numerous contingencies, including negotiation of a transaction price, and that is was not certain that any such other offer would materialize or be able to be negotiated within a reasonable time, while Munich Re had indicated its willingness to enter into the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) promptly;

        4. The Board's review of the historical and prospective market prices of the shares of Common Stock compared to the Merger Consideration;

        5. The Board's review of presentations by, and discussion of the terms and conditions of the Merger with, senior executive officers of the Company, representatives of its legal counsel and representatives of Goldman Sachs and Merrill Lynch;

        6. The Board's receipt of the opinion of Goldman Sachs that, as of August 13, 1996, the $65.00 per share in cash to be received by the holders of shares of Common Stock pursuant to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) was fair to such holders and the Board's receipt of the opinion of Merrill Lynch that, as of August 13, 1996, the $65.00 per share in cash to be received by the holders of shares of Common Stock pursuant to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) was fair to such holders from a financial point of view; and

        7. The financial condition of Munich Re and Munich Re's standing as a leader in the reinsurance industry.

    In view of the wide variety of material factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

    The Board of Directors recognized that the Merger would deprive holders of shares of Common Stock of the opportunity to continue their equity interests in the Company as an independent entity or in any future growth of the Company. However, the Board has determined, based upon consideration of the material factors specified above, that the Merger, as opposed to other possible transactions or remaining independent, is in the best interests of holders of shares of Common Stock. The Board also determined that the Merger is consistent with maximizing stockholder value. See "The Merger--Plans of the Company in the Event the Merger is Not Consummated."

OPINIONS OF FINANCIAL ADVISORS

    On August 13, 1996, Goldman Sachs delivered its oral opinion to the Board of Directors that, as of the date of such opinion, the $65.00 per share in cash to be received by the holders of shares of Common Stock pursuant to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) was fair to such holders and Merrill Lynch delivered its oral opinion to the Board of Directors that, as of the date of such opinion, the $65.00 per share in cash to be received by the holders of shares of Common Stock pursuant to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) was fair to such holders from a financial point of view. Goldman Sachs and Merrill Lynch subsequently confirmed their earlier opinions with respect to the Merger Agreement by delivery of written opinions dated the date hereof. The parties to the Merger Agreement determined the amount of consideration to be paid pursuant to the Merger Agreement as the result of arms' length negotiations, and Goldman Sachs and Merrill Lynch were not asked to, and did not, propose the specific amount to the Board of Directors.

    The full text of the written opinions of Goldman Sachs and Merrill Lynch dated October 23, 1996, which set forth assumptions made, general procedures followed, matters considered and limitations on the reviews undertaken in connection with the opinions, are attached hereto as Annexes II and III, respectively. Holders of shares of Common Stock are urged to, and should, read such opinions in their entirety.

OPINION OF GOLDMAN, SACHS & CO.

    On August 13, 1996, Goldman Sachs delivered its oral opinion to the Board that as of that date the $65.00 per share in cash to be received by holders of shares of Common Stock pursuant to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996) was fair to such holders. Goldman Sachs subsequently confirmed its earlier opinion by delivery of its written opinion with respect to the Merger Agreement dated the date of this Proxy Statement.

    The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex II to this Proxy Statement and is incorporated herein by reference. Holders of shares of Common Stock are urged to, and should, read such opinion in its entirety.

    In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Exclusivity Agreement; (iii) the Stockholders Agreement; (iv) this Proxy Statement; (v) the review of the loss and loss adjustment expense reserves of American Re-Insurance Company, the Company's principal subsidiary, prepared by its management (the "Management Review of Loss and LAE Reserves"); (vi) the Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1995; (vii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (viii) certain other communications from the Company to its stockholders; and (ix) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as it considered appropriate.

    Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or any of its respective subsidiaries and, except for the Management Review of Loss and LAE Reserves mentioned above, Goldman Sachs has not been furnished with any such evaluation or appraisal.

    The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to the Board on August 13, 1996 with respect to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996). Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Annex II.

    HISTORICAL STOCK TRADING ANALYSIS. Goldman Sachs reviewed the historical trading prices and volumes for the Common Stock. In addition, Goldman Sachs analyzed the consideration to be received by the Company stockholders pursuant to the Merger Agreement in relation to the closing market price of the Common Stock on July 19, 1996, a date approximately four weeks prior to the execution of the merger agreement, and on August 12, 1996, the last trading day prior to the announcement of the execution of the merger agreement, and in relation to the average closing market price of the Common Stock for the period from January 2, 1996 through June 28, 1996. Such analysis indicated that the price of $65.00 per share of Common Stock represented a premium of 43.3% over the July 19, 1996 closing market price of $45.375 per share, 14.0% over the August 12, 1996 closing market price of $57.00 per share and 57.7% over the average closing price for the period from January 2, 1996 through June 28, 1996 of $41.22 per share.

    SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for (a) three large capitalization (more than $1 billion) publicly-traded reinsurance companies:
General Re Corporation, Transatlantic Holdings, Inc. and Everest Reinsurance Holdings, Inc. (the "Large Cap Selected Companies"); (b) five smaller capitalization (less than $1 billion) publicly-traded reinsurance companies:
Zurich Reinsurance Centre Holdings, Inc., NAC Re Corp., National Re Corporation, Trenwick Group Inc. and Chartwell Re Corporation (the "Small Cap Selected Companies" and, together with the Large Cap Selected Companies, the "Selected Companies"); and (c) four large capitalization publicly-traded property/casualty insurers: Travelers/Aetna Property Casualty Corp., The Chubb Corporation, CNA Financial Corporation and The St. Paul Companies, Inc. Goldman Sachs focused its analysis on the Selected Companies, which were chosen because they are publicly-traded reinsurance companies with operations that are similar to the Company. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using prices of $45.375 per share, the closing price of the Common Stock on the NYSE on July 19, 1996, and $57.00 per share, the closing price of the Common Stock on the NYSE on August 12, 1996. Goldman Sachs focused its analysis on multiples based on a price per share of Common Stock of $45.375 and the multiples for the Company indicated in this paragraph are based on that price. The multiples and ratios for the Company and the Selected Companies were based on the most recent publicly available information. Goldman Sachs used median earnings estimates for 1996 and 1997 for the Company and the Selected Companies as provided by

Institutional Brokers Estimate System ("IBES") as of August 12, 1996. With respect to the Selected Companies, Goldman Sachs considered estimated calendar year 1996 and 1997 price/earnings ratios, which ranged from 11.6x to 14.4x for the Large Cap Selected Companies and from 9.3x to 27.0x for the Small Cap Selected Companies, in each case as estimated for calendar year 1996, and which ranged from 10.3x to 12.9x for the Large Cap Selected Companies and from 8.6x to 18.7x for the Small Cap Selected Companies, in each case as estimated for calendar year 1997, compared to an estimated calendar year 1996 price/earnings ratio of 11.3x and an estimated calendar year 1997 price/earnings ratio of 10.1x for the Company; and a 1996-1997 earnings per share growth rate ranging from 11.3% to 19.4% for the Large Cap Selected Companies and from 8.7% to 44.3% for the Small Cap Selected Companies compared to 12.5% for the Company. The review also indicated price to stated book value ratios ranging from 1.28x to 1.89x for the Large Cap Selected Companies and from 1.02x to 1.43x for the Small Cap Selected Companies compared to 2.51x for the Company and ratios of price to book value adjusted to exclude unrealized gains and losses on portfolio investments ranging from 1.31x to 2.41x for the Large Cap Selected Companies and from 1.00x to 1.48x for the Small Cap Selected Companies compared to 2.58x for the Company.

    SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed certain information relating to selected transactions in the reinsurance industry since 1990 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (a) consideration as a multiple of latest twelve months ("LTM") net income ranged from 8.8x to 18.3x, as compared to 19.1x for the consideration to be received in the Merger, (b) consideration as a multiple of tangible book value ranged from 1.00x to 2.41x, as compared to 3.99x for the consideration to be paid in the Merger, and (c) consideration as a multiple of statutory surplus ranged from 0.81x to 2.50x, as compared to 3.45x for the consideration to be paid in the Merger. In addition, Goldman Sachs compared certain information relating to General Re Corporation's agreement and plan of merger with National Re Corporation (the "National Re Merger") with comparable information relating to the Merger. This analysis indicated that consideration as a multiple of LTM net operating income was 19.1x in the Merger and 18.3x in the National Re Merger; consideration as a multiple of 1996 estimated net operating income was 16.3x in the Merger and 16.6x in the National Re Merger using IBES estimates and 15.7x in the Merger and 16.3x in the National Re Merger using management estimates; consideration as a multiple of 1997 estimated net operating income was 14.4x in the Merger and 15.1x in the National Re Merger using IBES estimates and 12.9x in the Merger and 13.8x in the National Re Merger using management estimates; consideration as a multiple of stated book value (as of June 30, 1996 for the Merger) was 3.59x in the Merger and 2.37x in the National Re Merger; consideration as a multiple of tangible book value was 3.99x in the Merger and 2.37x in the National Re Merger; consideration as a multiple of statutory surplus was 3.45x in the Merger and 2.50x in the National Re Merger; and the premium to unaffected market price was 43.3% in the Merger and 65.6% in the National Re Merger.

    PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared a pro forma analysis of the financial impact of the Merger on the net earnings of Munich Re in 1997 using management's earnings estimates for the Company and earnings estimates for Munich Re prepared by Goldman Sachs' London-based Equity Research Department for 1997. While this analysis was based on numerous assumptions relating to the cost of debt, tax rates and goodwill amortization, it did not take into account any synergies or cost savings arising from the Merger. Based on this analysis, the proposed transaction would be marginally dilutive to Munich Re's earnings per share in 1997.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is completely comparable to the Company or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board as to the fairness of the $65.00 per share in cash to be received by holders of shares of Common Stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Munich Re, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex II hereto.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs has provided certain other investment banking services to the Company from time to time, including acting as managing underwriter of a public offering by American Re Capital, a Delaware business trust of which the Company is the sole beneficial owner, of $237,500,000 of Cumulative Quarterly Income Preferred Securities due in 2025. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Goldman Sachs has provided certain investment banking services to KKR from time to time and may provide investment banking services to KKR in the future.

    Pursuant to a letter agreement dated August 9, 1996 (the "Engagement Letter"), the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee equal to 0.40% of the aggregate consideration in the Merger. The Company has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

    On August 13, 1996, Merrill Lynch delivered its oral opinion to the Board of Directors to the effect that, as of such date, and based upon the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, as set forth in such opinion, the consideration to be received by the holders of shares of Common Stock pursuant to the Merger was fair to such holders from a financial point of view. Merrill Lynch subsequently confirmed its earlier opinion by delivery of its written opinion as of the date of this Proxy Statement (the "Merrill Lynch Opinion").

    The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Annex III to this Proxy Statement and is incorporated herein by reference. Holders of shares of Common Stock are urged to, and should, read the Merrill Lynch Opinion in its entirety. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

    The Merrill Lynch Opinion is addressed to the Board of Directors, is directed only to the fairness from a financial point of view of the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement and does not constitute a recommendation to any holder of Common Stock as to how such holder of Common Stock should vote with respect to the Merger Agreement and the transactions contemplated thereby.

    In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things:
(i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31 and June 30, 1996; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company; (iii) conducted discussions with senior management of the Company concerning the Company's business and prospects; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) compared the results of operations of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) reviewed the Merger Agreement;
(viii) reviewed the Stockholders Agreement; (ix) the Exclusivity Agreement; and
(x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

    In preparing the Merrill Lynch Opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company. Merrill Lynch did not independently verify such information or undertake an independent appraisal or actuarial evaluation of the assets or liabilities of the Company. With respect to the financial forecasts furnished to Merrill Lynch by the Company, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company. The Merrill Lynch Opinion is necessarily based on market, economic and other conditions as they existed on August 13, 1996.

    The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion and making its presentation to the Board of Directors on August 13, 1996 with respect to the merger agreement (as in effect prior to the amendment thereto dated as of October 23, 1996).

    ANALYSIS OF IMPLIED MULTIPLES PAID IN THE MERGER. Based on an assumed aggregate offer value for the Merger of $3.3 billion (defined as the number of shares of Common Stock on a fully diluted basis multiplied by $65.00, the Merger Consideration), the offer value represents an implied multiple to the Company's
(i) June 30, 1996 GAAP shareholders' equity of 3.8x, (ii) June 30, 1996 tangible shareholders' equity of 4.3x, and (iii) management's projected 1996 and 1997 operating earnings of 16.2x and 13.3x, respectively.

    ANALYSIS OF HISTORICAL STOCK PRICE. Merrill Lynch reviewed the historical trading prices and volumes for the Common Stock. In addition, Merrill Lynch analyzed the consideration to be received by holders of shares of Common Stock pursuant to the Merger Agreement in relation to the August 12, 1996 market price of the Common Stock, the July 12, 1996 market price of the Common Stock, and the range of market prices for the last twelve months ("LTM") and from January 29, 1993, the date of the Company's initial public offering. Such analysis indicated that the price per share of the Common Stock to be paid pursuant to the Merger Agreement represented a premium of 14.0% from the August 12, 1996 closing price of $57.00 per share of Common Stock and a premium of 49.4% from the July 12, 1996 closing price of $43.50 per share of Common Stock.

    COMPARABLE PUBLIC COMPANIES ANALYSIS. Using publicly available information, Merrill Lynch compared certain financial and operating information (described below) for the Company with corresponding financial and operating information for a group of publicly traded companies that Merrill Lynch deemed to be reasonably similar to the Company. The companies included in this portion of the analysis were: General Re Corporation ("General Re"), National Re Corporation ("National Re"), Transatlantic Holdings, Inc., Everest Re Corporation, NAC Re Corporation, Trenwick Group, Inc., Zurich Reinsurance Centre Holdings, Inc., Chartwell Re Corporation and Unionamerica Holdings plc (collectively, the "Comparable Companies"). Merrill Lynch used mean earnings estimates for 1996 and 1997 for the Company and the Comparable Companies as provided by First Call as of August 9, 1996. With respect to National Re, Merrill Lynch derived trading multiples based on the closing price per share of National Re common stock on June 24, 1996, one week prior to the announcement of the National Re Merger.

    Merrill Lynch compared the ratio of common stock price as of August 12, 1996 to earnings of the Comparable Companies, which ranged, (i) for estimated 1996 earnings, from 7.8x to 26.0x (with a median of 11.7x and a mean of 12.8x), compared to the current trading multiple of 14.0x for the Company, and (ii) for estimated 1997 earnings, from 7.0x to 18.5x (with a median of 10.3x and a mean of 10.9x), compared to the current trading multiple of 11.5x for the Company. Merrill Lynch also compared the ratio of common stock price of the Comparable Companies to the most recent reported book value per share of the Comparable Companies, which ranged from 1.0x to 1.9x (with a median of 1.4x and a mean of 1.4x), compared to a current trading multiple of 3.2x for the Company. In addition, Merrill Lynch compared the projected 1996 return on average equity for the Comparable Companies, which ranged from 4.2% to 19.9% (with a median of 12.3% and a mean of 12.0%), compared to 20.9% for the Company.

    COMPARABLE ACQUISITION ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding six selected business combinations announced since December 1994 (the "Comparable Transactions"). The Comparable Transactions, listed as acquiror/target, and the dates such transactions were announced were as follows: General Re/National Re (July 1996); Fairfax Financial Holdings Limited/ Skandia America Reinsurance Corporation (February 1996); ACE Limited/Tempest Reinsurance Company, Ltd. (January 1996); Societe Commerciale de Reassurance, S.A./SCOR US Corporation (September 1995); Zurich Reinsurance Centre Holdings, Inc./Re Capital Corporation (January 1995); and EXOR Group SA/Constitution Reinsurance Company (December 1994).

    Merrill Lynch compared, among other things, the offer value of each such transaction as a multiple of prior year end statutory capital and surplus, most recent reported GAAP shareholders' equity and LTM GAAP operating income. Such comparisons produced the following ranges: (i) offer value to statutory capital and surplus ranged from 0.7x to 2.2x (with a median of 1.2x and a mean of 1.3x), compared to an implied 3.0x to be received in the Merger; (ii) offer value to most recent reported GAAP shareholders' equity ranged from 1.0x to 2.5x (with a median of 1.5x and a mean of 1.6x), compared to an implied 3.8x to be received in the Merger; and (iii) offer value to LTM GAAP operating income ranged from 9.0x to 25.3x (with a median of 19.7x and a mean of 18.4x), compared to an implied 21.4x to be received in the Merger (based on operating income adjusted to exclude the effects of the Company's 1995 reserve strengthening).

    With respect to the National Re Merger transaction, Merrill Lynch compared, among other things, the offer value of such transaction as a multiple of: most recent reported shareholders' equity, 1995 net operating income, LTM net operating income, 1996 projected net operating income and 1997 projected net operating income. The multiples resulting from such analyses were: (i) offer value to most recent reported shareholders' equity, 2.5x, compared to an implied 3.8x to be received in the Merger; (ii) offer value to 1995 net operating income, 19.9x, compared to an implied 23.3x to be received in the Merger (excluding the Company's 1995 reserve strengthening); (iii) offer value to LTM net operating income, 19.3x, compared to an implied 21.4x to be received in the Merger (excluding the Company's 1995 reserve strengthening); (iv) offer value to 1996 projected net operating income, 17.7x, compared to an implied 16.2x to be received in the Merger; and (v) offer value to 1997 projected net operating income, 16.0x, compared to an implied 13.3x to be received in the Merger.

    DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the Company for fiscal years 1997 through 2000. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of the Company's four-year stream of projected unlevered after-tax cash flow and its projected year 2000 terminal value. In performing this analysis, Merrill Lynch utilized discount rates reflecting a weighted average cost of capital ranging from 10.0% to 13.0% and terminal value multiples of (i) forward net income ranging from 9.0x to 12.0x and (ii) projected GAAP book value ranging from 1.9x to 2.5x. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital and a range of trading values for comparable companies. Based on such analyses, Merrill Lynch determined an implied per share value of the Common Stock ranging from $46.65 to $76.10.

    The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. Arriving at a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the process underlying the analyses set forth in the Merrill Lynch Opinion. The matters considered by Merrill Lynch in its analyses are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company and none of the Comparable Transactions or other business combinations utilized as a comparison are identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. In arriving at its opinion, Merrill Lynch, in light of its experience and professional judgment, considered the results of all its analyses and did not separately consider the extent to which any one analysis supported its opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch considered the results of the analyses in light of each other and ultimately reached its opinions based on the results of all analyses taken as a whole.

    The Board of Directors selected Merrill Lynch to act as its financial advisor on the basis of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with the Company and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

    Merrill Lynch has from time to time provided investment banking and other financing services to the Company and KKR and has received customary fees for rendering such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the securities of the Company for its or their own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

    MERRILL LYNCH FEES. With respect to Merrill Lynch's services as financial advisor in connection with the Merger, pursuant to a letter agreement dated August 12, 1996, the Company has agreed to pay Merrill Lynch a fee of $2,000,000 payable in cash upon the earlier of August 12, 1997 and the closing of the Merger. In addition, the Company also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

GOVERNMENT AND REGULATORY APPROVALS AND FILINGS

    The consummation of the Merger is subject to a number of governmental and regulatory approvals, including but not limited to those of the New York Department of Insurance and the Delaware Insurance Department. In the Merger Agreement, each of the Company, Munich Re and Sub have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger Agreement and the transactions contemplated thereby including without limitation, furnishing all information in connection with approvals of or filings with any governmental entity, including, without limitation, any schedule, or reports required to be filed with the Securities and Exchange Commission (the "Commission"), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby. In the Merger Agreement, each of the Company, Munich Re and Sub have agreed to, and have agreed to cause its subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party, required to be obtained or made by Munich Re, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement.

    Applications for approval were submitted by Munich Re to both the Department of Insurance of the State of New York and the Insurance Department of the State of Delaware on September 23, 1996. On September 3, 1996 filings were made by Munich Re and the Company (or their respective affiliates required to make such filings) with the FTC and with the Antitrust Division of the Department of Justice with respect to the Merger pursuant to the HSR Act. On September 13, 1996, the FTC granted early termination of the 30 day waiting period. On August 14, 1996 Munich Re made a filing notifying the German Cartel Office of the Merger. The German Cartel Office responded in a letter dated September 9, 1996 indicating that the Merger could be completed.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger will be accounted for by Munich Re as a "purchase" for accounting purposes.

CERTAIN OTHER EFFECTS OF THE MERGER

    If the Merger is consummated, the holders of shares of Common Stock will not have an opportunity to continue their equity interest in the Company as an ongoing corporation and therefore will not share in future earnings and growth, if any, of the Company. If the Merger is consummated, public trading of the Common Stock will cease and the Common Stock will cease to be quoted on the NYSE. Moreover, the Surviving Corporation may be relieved of the obligation to file certain informational reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as proxy statements, and its officers, directors and more than 10% stockholders may be relieved of the reporting requirements under, and the "short-swing" profit recapture provisions of,
Section 16 of the Exchange Act. For information concerning the income tax consequences of the Merger, see "Certain U.S. Federal Income Tax Consequences of the Merger."

PLANS OF THE COMPANY IN THE EVENT THE MERGER IS NOT CONSUMMATED

    In the event that the Merger is not consummated, the Company would consider other alternatives including, but not limited to, continuing the Company as an independent entity or pursuing other business combinations. There can be no assurance that any such alternatives would be available in the event that the Merger is not consummated. See "The Stockholders Agreement" for a discussion of certain rights and obligations of the KKR Stockholders, Munich Re and Sub in the event the Merger is not consummated.

                              THE MERGER AGREEMENT

    The following is a summary of the Merger Agreement, a copy of which is attached as Annex I to this Proxy Statement. The summary of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully.

EFFECTIVE TIME OF THE MERGER

    The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of the conditions discussed below under "The Merger--Conditions to the Consummation of the Merger," Munich Re, Sub and the Company will cause the Merger to be consummated by filing the Merger Agreement or the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The "Effective Time" is the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as shall be agreed to in writing by Munich Re, Sub and the Company and is specified in the Certificate of Merger). At the Effective Time, Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger and will thereby become 100% owned by Munich Re.

PAYMENT FOR SHARES OF COMMON STOCK

    As a result of the Merger, holders of certificates formerly representing shares of Common Stock will cease to have any equity interest in the Company. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Common Stock: (i) each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled as described in clause (ii) below and any Dissenting Shares) will be cancelled, extinguished and converted automatically into the right to receive an amount equal to the Merger Consideration ($65.00 per share in cash) payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such share in the manner provided below, less any required withholding taxes; (ii) each share held in the treasury of the Company and each share owned by Munich Re, Sub or any other direct or indirect subsidiary of Munich Re or of the Company, in each case immediately prior to the Effective Time, will be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto; and (iii) each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

    In the Merger Agreement, Sub has agreed to designate, prior to the Effective Time, the Paying Agent to receive the Merger Consideration to which holders of shares of Common Stock will become entitled.

    In the Merger Agreement, it has been agreed that, as soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation will cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. HOLDERS OF SHARES OF COMMON STOCK SHOULD NOT SUBMIT THEIR CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED A FORM OF LETTER OF TRANSMITTAL. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, and such Certificate will then be cancelled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the

Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered be properly endorsed or be otherwise in proper form for transfer and that the person requesting such payment has paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or has established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

    At the close of business on the day of the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates will cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable law.

       STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by the Company as to, among other things: (a) the corporate organization, standing and power of the Company and its subsidiaries; (b) the Company's capital structure; (c) the authorization, execution, delivery, performance, enforceability and binding effect of the Merger Agreement; (d) that the Merger Agreement will not conflict with or cause a default under the Company's or its subsidiaries' organizational documents, debt instruments or contracts, and will not violate applicable laws or require consents from governmental authorities, except as provided therein; (e) that the documents filed by the Company and its subsidiaries with the Commission and insurance regulators since January 1, 1995 do not contain material misstatements or omissions; (f) that there has been no Material Adverse Effect (as defined below), no payment of dividends (other than regular quarterly dividends) and no change in accounting principles or methods since June 30, 1996; (g) that this Proxy Statement will not contain a material misstatement or omission with respect to Company information; (h) the Company's and its subsidiaries' employee benefit plans; (i) that the Company and its subsidiaries have complied with applicable laws and the terms of contracts to which they are parties; (j) the absence of litigation against the Company and its subsidiaries; (k) that the Company and its subsidiaries have properly filed their tax returns and paid their taxes; (l) that the Company has received opinions from financial advisors as to the fairness of the Merger to the stockholders; and (m) that the Aggregate Excess of Loss Agreement dated September 30, 1992 between the Company and The Aetna Casualty and Surety Company is in full force and effect. In customary circumstances, the representations are subject to materiality or Material Adverse Effect qualifications.

    The Merger Agreement also includes representations and warranties by Munich Re and Sub as to, among other things, (a) the due organization of Munich Re and its subsidiaries; (b) the authorization, execution, delivery, performance, enforceability and binding effect of the Merger Agreement; (c) that the Merger Agreement will not conflict with or cause a default under Munich Re's or any of its subsidiaries' organizational documents, debt instruments or contracts, and will not violate applicable laws or require consents from governmental authorities; (d) that the proxy statement will not contain a material misstatement or omission with respect to Munich Re information; and (e) that either Munich Re or Sub had, on the date of the Merger Agreement, or will have prior to the consummation of the Merger, sufficient funds available to purchase the shares of Common Stock which will be converted into the right to receive the Merger Consideration in the Merger.

    Under the Merger Agreement, the term "Material Adverse Effect" means any adverse change or effect that has had or will have a material adverse effect on the financial condition, results of operations or business of a person and its subsidiaries, taken as a whole, but excludes any change or effect resulting from general economic conditions (including without limitation changes in interest rates), any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), any reinsurance or insurance exposure relating to any catastrophe and, for purposes of the Company's representation and warranty that there has been no Material Adverse Effect since June 30, 1996 only, any occurrence or condition arising out of the transactions contemplated by the Merger Agreement or the public announcement thereof.

CERTAIN COVENANTS

    COVENANTS RELATING TO THE CONDUCT OF BUSINESS PRIOR TO THE MERGER. The Company has agreed with Munich Re and Sub in the Merger Agreement that prior to the Effective Time, except as otherwise set forth in the Merger Agreement or with the prior written consent of Munich Re, it will, and will cause its subsidiaries to, (a) carry on its business in the ordinary course of business consistent with past practice and will use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, retrocessionaires, employees, creditors and business partners; (b) not split, combine or reclassify the outstanding capital stock of the Company or its subsidiaries or amend its or their certificate of incorporation or by-laws or similar organizational documents; (c) not declare or pay dividends other than, among other exceptions, ordinary quarterly cash dividends by the Company not to exceed $.11 per quarter (or, if the Effective Time is after December 31, 1996, a prorated dividend may be paid for the period from January 1, 1997 to the Effective Time); (d) not issue, sell, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, any shares of capital stock of the Company or its subsidiaries, other than issuances pursuant to exercises of Company Stock Options; (e) not transfer or otherwise dispose of or encumber any assets that are material to the Company and its subsidiaries, taken as a whole, other than sales of investment assets in the ordinary course of business consistent with past practice; (f) not redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (g) not grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any executive officer other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (h) except to the extent required under applicable law at the time of the Merger Agreement or the terms of the applicable agreement or arrangement, not adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing employee benefit plan agreement or arrangement (however, the foregoing does not prohibit payment in 1996 of a bonus accrued in 1996 which would in the ordinary course be payable in 1997); (i) except in accordance with past practice and in an aggregate amount not to exceed $5 million, and other than by reason of the transactions contemplated in the Merger Agreement, not enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay to, any officer, director or employee of the Company or any of its subsidiaries; (j) except with respect to the Company's foreign operations, as required by law or existing arrangements, not make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; (k) not provide any severance program to any subsidiary which does not have a severance program as of the date of the Merger Agreement; (l) not permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business; (m) not incur or assume any debt except for borrowings under existing credit facilities in an amount not to exceed $150 million; (n) not assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, except in the ordinary course of business consistent with past practice; (o) not make any loans, advances or capital contributions to, or investments in, any other person (other than, among other exceptions, as to such matters related to the Company's or any of its subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); (p) not make any material capital expenditure other than in the ordinary course of business consistent with past practice; (q) not change accounting principles used by it; (r) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its subsidiaries or any agreement relating to an

Acquisition Proposal other than the Merger and other than upon exercise by the Board of its fiduciary duties in accordance with the Merger Agreement; (s) not engage in certain transactions with affiliates or certain other persons; (t) except upon the prior written consent of Munich Re, not make any tax election that would have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice; (u) not pay, discharge or satisfy any claim, liability or obligation, other than in the ordinary course of business consistent with past practice; and
(v) not enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    NO SOLICITATION. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Acquisition Proposal. Notwithstanding the foregoing, the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries may, (i) following receipt of a request for information made within 30 days of the date of the Merger Agreement (i.e., by September 12, 1996) (A) which was not solicited, initiated or encouraged by the Company, any of its subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries after the date of the Merger Agreement and (B) which the Company in good faith believes could lead to an Acquisition Proposal, furnish information, in the case of any person who has executed a confidentiality agreement with the Company prior to the date of the Merger Agreement, pursuant to such confidentiality agreement or, in the case of any other person, pursuant to a confidentiality agreement substantially similar to the confidentiality agreement between the Company and Munich Re, and (ii) following receipt of an Acquisition Proposal by the Company with respect to which the Board of Directors determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal, participate in discussions or negotiations regarding, or furnish information with respect to, or take other actions to facilitate, such Acquisition Proposal. With respect to clause (i) of the preceding sentence, no request for information was made of the Company by September 12, 1996.

    FIDUCIARY DUTIES. The Merger Agreement provides that the Board of Directors shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Munich Re or Sub, the approval or recommendation by the Board of Directors of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal which was not solicited after the date of the Merger Agreement or (iii) enter into any agreement with respect to any Acquisition Proposal which was not solicited after the date of the Merger Agreement, unless the Company receives an Acquisition Proposal which was not solicited after the date of the Merger Agreement and the Board of Directors determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal.

    Under the Merger Agreement, the Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, with respect to any tender offer for shares of capital stock of the Company.

    Any action by the Board of Directors permitted by the exercise of the Board's fiduciary duties as described above will not constitute a breach of the Merger Agreement by the Company. Nonetheless, if the Merger Agreement is terminated following the exercise by the Board of its fiduciary duties as described above, the Company will be obligated to pay Munich Re (or its designee) a fee of $26 million as described under "--Termination; Fees and Expenses."

    ADDITIONAL COVENANTS. Under the Merger Agreement, the parties have also agreed, among other matters, to the following additional covenants: (a) the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Munich Re, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Munich Re (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (ii) all other information concerning its business, properties and personnel as Munich Re may reasonably request; (b) each of the Company, Munich Re and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any governmental entity, including, without limitation, any schedule, or reports required to be filed with the Commission, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby; (c) each of the Company, Munich Re and Sub agreed, and will cause its subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party, required to be obtained or made by Munich Re, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement; (d) as soon as practicable following the date of the Merger Agreement, Munich Re and Sub will use their reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by the Merger Agreement and to use all reasonable efforts to have such insurance regulators approve the transactions contemplated by the Merger Agreement; (e) each of Munich Re and Sub will give to the Company prompt written notice if it receives any notice or other communication from any insurance regulator in connection with the transactions contemplated by the Merger Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof; (f) each of Munich Re and Sub will give to the Company reasonable prior written notice of the time and place when any meetings may be held by it with insurance regulators in connection with the transactions contemplated by the Merger Agreement, and the Company will have the right to have a representative or representatives present at any such meeting; (g) a reasonable time prior to furnishing any written materials or presentations to any insurance regulator in connection with the transactions contemplated by the Merger Agreement, Munich Re and Sub will furnish the Company with a copy thereof, and the Company shall have a reasonable opportunity to provide comments thereon; and (h) subject to the terms and conditions provided in the Merger Agreement, each of the parties thereto will use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement.

CONDITIONS TO CONSUMMATION OF THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The Merger Agreement provides that the obligations of the Company, on the one hand, and Munich Re and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions: (a) the Merger Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL; (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger; (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; (d) any necessary approval of the German Cartel Office shall have been obtained; and (e) all actions by or in respect of any filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory approvals from the Delaware Insurance Department and from the New York Department of Insurance and all other material insurance regulatory approvals) shall have been obtained and such approval shall be in full force and effect. See "The Merger-- Government and Regulatory Approvals and Filings".

    CONDITIONS TO THE OBLIGATIONS OF MUNICH RE AND SUB. The Merger Agreement provides that the obligations of Munich Re and Sub to consummate the Merger are subject to the satisfaction (or waiver by Munich Re) of the following further conditions: (a) the representations and warranties of the Company made in the Merger Agreement shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its subsidiaries, taken as a whole; and (b) the Company shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

    CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The Merger Agreement provides that the obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions: (a) the representations and warranties of Munich Re and Sub made in the Merger Agreement (which are discussed above) shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not, individually or in the aggregate, materially impair the ability of Munich Re and Sub to consummate the Merger and the other transactions contemplated thereby; and (b) each of Munich Re and Sub shall have performed in all material respects all of the respective obligations under the Merger Agreement required to be performed by Munich Re or Sub, as the case may be, at or prior to the Effective Time.

BENEFIT PLANS

    In the Merger Agreement, Munich Re has agreed that for a period of two years following the Effective Time, it will either continue the existing employee benefit plans of the Company or will provide, or cause the Surviving Corporation to provide, benefits to employees of the Company and its subsidiaries under substitute plans or arrangements ("Parent Benefit Plans") that are no less favorable in the aggregate to such employees than those provided under such existing benefit plans. With respect to any Parent Benefit Plan which is an "employee benefit plan" as defined in section 3(3) of the Employee Retirement

Income Security Act of 1974, as amended, the Merger Agreement provides that for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits, vacation entitlement, service awards or any service-related benefits, and accrual of pension benefits, service with the Company or any subsidiary will be treated as service with Munich Re or its subsidiaries; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. The Merger Agreement also provides that such service will apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations, and that employees of the Company or any subsidiary will be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan. See "The Merger--General" for a description of the treatment of Company Stock Options in the Merger.

    Pursuant to the Merger Agreement, Munich Re is permitted to enter into agreements ("Option Deferral Agreements") with holders of Company Stock Options whereby such holders may agree to the cancellation of a portion of their Company Stock Options in consideration for the right to receive, in lieu of the payments to which they would otherwise be entitled at the Effective Time with respect to their Company Stock Options, certain amounts of compensation at a future date or dates. Pursuant to this provision, Munich Re and the Company have agreed to the material terms of the Option Deferral Agreements, and 28 executives (as well as one former executive who is a director of the Company) have elected to defer at least 50% of the amounts that they would otherwise be entitled to receive at the Effective Time in respect of their Company Stock Options (the "Deferred Amounts"). The Deferred Amounts will be paid on the fifth anniversary of the Effective Time (the "End Date"), subject to possible accelerated payment upon the occurrence of certain specified events. The Deferred Amounts also will be credited with a return based on a range of notional investments selected by each executive (the "Basic Return") plus, except in the case of the former executive, an additional 5% annual return (the "Additional Return"). In the event that, prior to the End Date (a) a participating executive's employment with the Company terminates as a result of a voluntary termination (other than as a consequence of a constructive discharge) or a termination by the Company for cause, and (b) such executive engages in conduct in competition with the Company within two years of such termination of employment, then, in lieu of being paid the Basic Return plus the Additional Return on the Deferred Amount, such executive will be paid the lesser of the Basic Return and a money market rate.

TERMINATION; FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective
Time: (a) by the mutual written consent of Munich Re and the Company; (b) by either of the Company or Munich Re: (1) if the Merger shall not have occurred on or prior to February 28, 1997; provided, however, that the right to terminate the Merger Agreement under this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or (2) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement are required, pursuant thereto, to use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; (c) by the Company: (1) if Munich Re or Sub (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties, in each case such that the conditions to the Company's obligations set forth above under the first paragraph of "The Merger--Conditions to Consummation of the Merger" would not be satisfied; (2) if the Board of Directors of the Company shall have exercised its rights as described above under "The Merger Agreement--Certain Covenants--Fiduciary Duties"; or (3) if the stockholders of the Company do not approve the Merger at the Special Meeting; or
(d) by Munich Re:

(1) if the Company (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained in the Merger Agreement or (y) breaches its representations and warranties, in each case such that the conditions to Munich Re's obligations set forth above under "The Merger--Conditions to the Consummation of the Merger" would not be satisfied;
(2) if the Board of Directors of the Company shall have exercised its rights as described above under "The Merger Agreement--Certain Covenants--Fiduciary Duties"; or (3) if the stockholders of the Company do not approve the Merger at the Special Meeting.

    In the event that all of the following shall have occurred, the Merger Agreement provides that the Company shall pay promptly to or on behalf of Munich Re $26 million in cash: (a) a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company at any time after the date of the Merger Agreement; (b) the Board of Directors of the Company, in accordance with its rights described in "The Merger Agreement--Certain Covenants--Fiduciary Duties," withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, approves or recommends such Acquisition Proposal or enters into an agreement with respect to such Acquisition Proposal; and (c) the Merger Agreement is terminated in accordance with clause (c)(2), (c)(3), (d)(2) or (d)(3) of the immediately preceding paragraph. See "The Merger Agreement--Conditions to Consummation of the Merger."

    In the Merger Agreement, the parties have agreed that, except for expenses incurred in connection with printing this Proxy Statement as well as the filing fees relating hereto, which costs will be shared equally by Munich Re and the Company, all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated thereby will be paid by the party incurring such expenses.

                           THE STOCKHOLDERS AGREEMENT

    The terms of the Stockholders Agreement are set forth in the Stockholders Agreement which was filed as Exhibit 4 to the Company's Current Report on Form 8-K (file No. 1-11688) filed on August 14, 1996, and the description of the Stockholders Agreement contained herein is qualified in its entirety by reference to the Stockholders Agreement. The Stockholders Agreement among Munich Re, Sub and the KKR Stockholders was executed at the same time as the Merger Agreement, and it provides, among other things, that the KKR Stockholders will vote their shares in favor of the adoption and approval of the Merger Agreement and the Merger. In addition, except as otherwise agreed to in writing in advance by Munich Re, the KKR Stockholders agreed with Munich Re and Sub to vote against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (a) any change in a majority of the persons who constitute the Board of Directors; (b) any material amendment of the Company's certificate of incorporation or by-laws; or (c) any other action involving the Company or its subsidiaries which has the effect of impeding, interfering with, delaying, postponing, or impairing (1) the ability of the Company to consummate the Merger or (2) the transactions contemplated by the Stockholders Agreement and the Merger Agreement.

    In addition, pursuant to the Stockholders Agreement, each KKR Stockholder granted to Sub an irrevocable Option to purchase the shares of Common Stock held by such KKR Stockholder for an amount equal to the product of the Merger Consideration and the number of shares held (the "Purchase Price") by such KKR Stockholder. The Option may be exercised by Sub, as a whole and not in part, during the period beginning upon the occurrence of any of the following events and ending on the date which is the 30th calendar day following the first to occur of such events: (i) the Merger Agreement shall have been terminated by the Company as a result of the exercise by the Board of Directors of its rights with respect to its fiduciary duties as described under "The Merger Agreement--Certain Covenants--Fiduciary Duties";

(ii) the Merger Agreement shall have been terminated by the Company because the holders of shares of Common Stock shall have failed to approve the Merger at the Special Meeting; or (iii) the Merger Agreement shall have been terminated by Munich Re for the reasons described in (i) or (ii) or as a result of a material breach by the Company of its covenants, agreements, representations or warranties pursuant to the Merger Agreement such that the conditions to the obligations of Munich Re and Sub would not be fulfilled.

    In the Stockholders Agreement, the KKR Stockholders made certain representations and warranties with respect to, among other things: (i) their due organization as partnerships; (ii) their due authorization of the Stockholders Agreement; (iii) that the Stockholders Agreement would not conflict with or cause a default under their organizational documents, debt instruments or contracts or result in a violation of applicable laws; and (iv) their ownership of the shares of Common Stock to which the Option relates. Munich Re made representations and warranties similar to those listed in the previous sentence in clauses (i), (ii) and (iii) and with respect to its access to sufficient funds to pay for shares to be purchased upon the exercise of the Option.

    In the Stockholders Agreement, the KKR Stockholders agreed (i) not to dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract with respect to the disposition or encumbrance of their shares of Common Stock except to Munich Re;
(ii) not to grant any proxies or powers of attorney with respect to such shares except to Munich Re or Sub; (iii) not to take any action that would make any representation or warranty of such KKR Stockholder contained in the Stockholders Agreement untrue or incorrect or have the effect of preventing or disabling such KKR Stockholder from performing its obligations under the Stockholders Agreement; (iv) to irrevocably waive any rights of appraisal or rights to dissent from the Merger that they may have; (v) not to request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such KKR Stockholder's shares of Common Stock, unless such transfer is made in compliance with the Stockholders Agreement; (vi) not to and not to permit any officer, director, employee or representative of such KKR Stockholder to, directly or indirectly, (A) solicit, initiate or encourage the submission of any Acquisition Proposal or (B) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Acquisition Proposal; and (vii) to promptly advise Munich Re orally and in writing of the receipt by it of any Acquisition Proposal, or any inquiry which would be likely to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry.

    In the Stockholders Agreement, Munich Re agreed that: (i) in the event that Sub purchases the KKR Stockholders' shares of Common Stock pursuant to the Option, as promptly as practicable thereafter, Munich Re will propose to the Company, and will take such actions as may be necessary or appropriate in order to effectuate at the earliest practicable time, a merger, on terms and subject to conditions substantially the same as those provided for in the Merger Agreement, between itself or one of its wholly owned subsidiaries and the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Munich Re) will receive an amount of cash consideration per share of Common Stock equal to the Merger Consideration; and (ii) if, after purchasing pursuant to the Option, the shares of Common Stock that are subject to the Option, Munich Re or any of its affiliates receives any cash or non-cash consideration in respect of the shares in connection with a Third Party Business Combination (as defined below) in the year following the closing of the sale pursuant to the Option, Munich Re will promptly pay over to the KKR Stockholders, as an addition to the Purchase Price, the excess, if any, of such consideration over the aggregate Purchase Price paid for the shares purchased pursuant to the Option less the sum of the amount of taxes payable by Munich Re or Sub in connection with such Third Party Business Combination and the amount of out-of-pocket expenses paid by Munich Re or Sub in connection with such Third Party Business Combination. Under the Stockholders Agreement, the term "Third Party Business Combination" means the occurrence of any of the following events: (A) the Company or any subsidiary of the Company is acquired by merger or otherwise by any person or group, other than Munich Re or any affiliate thereof (a "Third Party"); (B) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of 20% or more of the total assets of the Company and its subsidiaries, taken as a whole; (C) the Company or Munich Re enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than 20% of the outstanding shares of the Company's capital stock; or (D) a Third Party acquires more than 20% of the total assets of the Company and its subsidiaries, taken as a whole. Notwithstanding the foregoing, however, in no event will the KKR Stockholders be entitled to receive any such payment if at any time prior to the consummation of such Third Party Business Combination, Munich Re shall, directly or indirectly, beneficially own 100% of the Common Stock of the Company.

    Munich Re and Sub further agreed in the Stockholders Agreement that, in connection with any exercise of the Option, Sub will purchase, pursuant to "tag along" rights of stockholders of the Company who are parties to agreements with any KKR Stockholder (or any affiliate of such KKR Stockholder), all shares of Common Stock required to be purchased as a result of the sale by the KKR Stockholders of all shares of Common Stock owned by them pursuant to such exercise of the Option. Any such purchase of shares of Common Stock from such management stockholders is required by the Stockholders Agreement to be for the same purchase price as for the shares of Common Stock purchased pursuant to such exercise of the Option and is required by the Stockholders Agreement to be made notwithstanding any waiver or nonfulfillment by any such stockholder or any KKR Stockholder (or its affiliate) of any requirements for notice of sale or proper exercise of such "tag along" rights.

    In connection with the execution and delivery by the KKR Stockholders of the Stockholders Agreement, the Company confirmed to the KKR Stockholders that the Company's indemnification obligations to the KKR Stockholders and certain of their affiliates under an agreement with the KKR Stockholders which was entered into at the time of the acquisition of the Company by the KKR Stockholders would be applicable to liabilities, obligations, losses and certain other costs and expenses arising out of their purchase or ownership of shares of Common Stock or litigation to which they are made parties in their capacity as stockholders or owners of securities of the Company, including certain claims that might arise with respect to their entering into or performing their obligations under the Stockholders Agreement. Munich Re acknowledged such obligations of the Company and agreed not to take any action which would affect the Company's ability to perform such obligations.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In addition to (i) shares of Common Stock held by directors and executive officers of the Company, for which they will receive the same consideration as other holders of shares of Common Stock of the Company, and (ii) options to acquire shares of Common Stock granted pursuant to certain Company incentive compensation plans, which will be treated as described under "The Merger Agreement--Benefit Plans," Munich Re has offered to certain executive officers of the Company the opportunity to agree to the cancellation of a portion of their stock options in consideration for the right to receive, in lieu of the payments to which they would otherwise be entitled at the Effective Time with respect to such stock options, certain amounts of compensation at a future date or dates. Twenty-eight executives, and one former executive (who is a director of the Company), have elected to accept such offer.

    In connection with the consummation of the Merger Agreement, the executive officers named below will have the opportunity to receive the following amounts upon exchange and cancellation of their Company Stock Options as of the Record Date (before taking into account any deferral elections described under "The Merger--Benefit Plans") Mahmoud M. Abdallah (205,000 Company Stock Options, $9,211,877); James R. Fisher (275,000 Company Stock Options, $13,201,880); Paul
H. Inderbitzin (550,000

Company Stock Options, $28,052,500); Edward B. Jobe (250,000 Company Stock Options, $14,650,000); James A. Lawrence (18,000 Company Stock Options, $566,000); Edward J. Noonan (205,000 Company Stock Options, $9,211,877); and Michael R. Zucchini (20,000 Company Stock Options, $600,280). In addition, other executive officers of the Company will receive payments upon exchange of their Company Stock Options. See "Stock Ownership of Management and Certain Beneficial Owners."

    The Merger Agreement provides that Munich Re, at all times after the Effective Time, will indemnify each person who was, on the date of the Merger Agreement or at any time prior to the date of the Merger Agreement, a director or officer of the Company or of any of the Company's subsidiaries or a person entitled to indemnification (each individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as was provided on the date of the Merger Agreement in the respective charters or by-laws of the Company and such subsidiaries or otherwise in effect on the date of the Merger Agreement, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Indemnified Parties will be entitled, pursuant to the Merger Agreement, to advancement of expenses provided such Indemnified Party provides Munich Re with an undertaking to reimburse Munich Re in a form comparable to the undertaking provided for by the DGCL. Munich Re will, or will cause the Surviving Corporation to, maintain in effect for not less than six years after consummation of the Merger the policies of directors' and officers' liability insurance (the "D&O Insurance") maintained by the Company and its subsidiaries on the date of the Merger Agreement; provided that Munich Re may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness, with respect to matters existing or occurring at or prior to the Effective Time.

    In addition, the Company has agreed to pay a fee to KKR in an amount equal to 0.40% of the aggregate consideration in the Merger upon Munich Re's acquisition of a controlling interest in the Company as consideration for certain advisory services KKR has rendered to the Company since 1992 for which KKR was not previously compensated, including services in connection with the Merger. Certain members of the Company's Board of Directors are affiliates of KKR. The directors of the Company who are not affiliated with KKR or members of the Company's management unanimously approved the fee to KKR. See "Stock Ownership of Management and Certain Beneficial Owners."

           CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following discussion of the material United States federal income tax consequences of the Merger is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. It does not discuss the state, local or foreign tax consequences of the Merger, nor does it discuss tax consequences to categories of stockholders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, persons who received their shares of Common Stock, upon the exercise of employee stock options or otherwise, as compensation and dealers in stock and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service (the "Service") with respect to the federal income tax consequences of the Merger.

RECEIPT OF MERGER CONSIDERATION

    The receipt of the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between his or her adjusted tax basis in his or her shares of Common Stock and the amount of cash received in exchange therefor. Such gain or loss generally will be capital gain or loss if the shares of Common Stock were held as capital assets and will be long-term capital gain or loss if, on the date of sale, the shares of Common Stock were held for more than one year.

BACKUP WITHHOLDING

    Under the Code, the receipt of Merger Consideration may be subject, under certain circumstances, to "backup withholding" at a 31% rate. This withholding generally applies only if the stockholder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN") within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the Service that he or she has failed to report properly interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is the correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a stockholder under the backup withholding rules is allowable as a credit against such stockholder's federal income tax liability, provided that the required information is furnished to the Service. Corporations and certain other entities described in the Code and Treasury Regulations are exempt from such withholding if their exempt status is properly established. Stockholders should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

    THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

                               DISSENTERS' RIGHTS

    Record holders of shares of Common Stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is reprinted in its entirety as Annex IV to this Proxy Statement. Except as set forth herein, stockholders of the Company will not be entitled to appraisal rights in connection with the Merger.

    Under Section 262 of the DGCL, record holders of shares of Common Stock who follow the procedures set forth in Section 262 of the DGCL and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

    Under Section 262 of the DGCL, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, the Company must notify each of the holders of shares of Common Stock at the close of business on the Record Date that such appraisal rights are available and include in each such notice a copy of Section 262 of the DGCL. This Proxy Statement constitutes such notice. Any such stockholder who wishes to exercise appraisal rights should review the following discussion and Annex IV carefully because failure to timely and properly comply with the procedures specified in Section 262 of the DGCL will result in the loss of appraisal rights under the DGCL.

    A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the approval and adoption of the Merger Agreement at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. In addition, a holder of shares of Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

    Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

    If the shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Common Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. Holders of shares of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of Common Stock should be mailed or delivered to Robert K. Burgess, Senior Vice President, General Counsel and Secretary, American Re Corporation, American Re Plaza, 555 College Road East, Princeton, New Jersey 08543-5241 so as to be received before the vote on the approval and adoption of the Merger Agreement at the Special Meeting.

    Within 10 days after the Effective Time, the Company, as the surviving corporation in the Merger, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262 of the DGCL. Within 120 days after the Effective Time, but not thereafter, the Company, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 of the DGCL and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

    Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Company.

    If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of Common Stock entitled to appraisal rights and will appraise the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures `that which has been taken from the shareholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued `as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

    Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

    If any holder of shares of Common Stock who demands appraisal of shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into Merger Consideration in accordance with the Merger Agreement. A holder of shares of Common Stock will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company.

    Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

    The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is attached hereto as Annex IV.

             SELECTED FINANCIAL INFORMATION CONCERNING THE COMPANY

    Set forth below are five years and the most recent interim period of selected financial information which should be read in conjunction with the consolidated financial statements and notes of the Company incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996. Financial information is presented for American Re-Insurance for the year ended December 31, 1991, and the nine-month period ended September 30, 1992, and for the Company for the three months ended December 31, 1992, and each of the years ended December 31, 1993, 1994 and 1995. The information for the year ended December 31, 1991, and the nine months ended September 30, 1992, was derived from the audited consolidated financial statements and related notes of American Re-Insurance. The information as of and for the three months ended December 31, 1992, and each of the years ended December 31, 1993, 1994 and 1995, was derived from the audited consolidated financial statements and related notes of the Company. The financial data for the six months ended June 30, 1995 and 1996, respectively, have been derived from the Company's unaudited consolidated financial statements as of and for the six-month periods then ended, which, in the opinion of the management of the Company, include all adjustments (consisting of normal recurring accruals) necessary for the fair presentation of results of operations and financial position for the periods and as of the dates presented. The results of operations for any interim period are not necessarily indicative of results of operations for the full year. The statutory data have been derived from statutory financial statements. Such statutory financial statements are prepared in accordance with statutory accounting principles, which differ from generally accepted accounting principles ("GAAP").

                    AMERICAN RE-INSURANCE           THE
                    (PREDECESSOR COMPANY)         COMPANY      COMBINED(1)                        THE COMPANY
                -----------------------------  -------------  -------------  -----------------------------------------------------
                                NINE MONTHS    THREE MONTHS       YEAR                                             SIX MONTHS
                 YEAR ENDED        ENDED           ENDED          ENDED                                              ENDED
                DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,                                          JUNE 30,
                                                                                                              --------------------

  (DOLLARS IN
    MILLIONS,
    EXCEPT
    PER SHARE
    DATA)           1991           1992            1992           1992         1993       1994       1995       1995       1996
                ------------  ---------------  -------------  -------------  ---------  ---------  ---------  ---------  ---------
OPERATING
DATA:
  Net premiums
    written...   $    901.7      $   741.7       $   278.6      $ 1,020.4    $ 1,363.4  $ 1,553.3  $ 1,629.5  $   828.6  $   965.5
  Net premiums
    earned....        930.1          692.7           270.7          963.4      1,249.9    1,461.4    1,530.9      766.9      859.8
  Losses and
    LAE (2)...        677.6          472.0           201.3          673.3        796.9    1,011.0    1,340.2      505.4      568.6
  Underwriting
   expenses...        256.2          245.5            76.4          322.0        403.5      439.3      452.4      230.2      227.5
  Underwriting
    gain
    (loss)....         (3.7)        (24.8)            (7.1)         (31.9)        49.5       11.1     (261.7)      31.3       63.8
  Net
    investment
    income....        220.7          165.3            42.0          207.3        165.1      188.7      222.6      108.3      120.0
  Net realized
    capital
    gains
   (losses)...         10.4            4.2            (2.1)           2.1          5.1       (0.2)       4.7        2.1        1.2
  Interest
    expense...           --             --            24.9             --         66.1       60.0       60.7       32.5       27.1
  Income
    (loss)
    before
    income
    taxes.....        202.8          128.9           (10.5)            --        144.0      120.7     (159.5)      96.0      144.5
  Income taxes
 (benefits)...         44.7           28.2            (7.0)            --         36.0       23.2      (76.6)      23.8       40.4
  Income
    (loss)
    before
 distributions
    on
    preferred
    securities
    of
    subsidiary
    trust,
 extraordinary
    loss, and
    cumulative
    effect of
    accounting
    change....        158.1          100.7            (3.5)            --        108.0       97.5      (82.9)      72.2      104.1
 Distributions
    on
    preferred
    securities
    of
    subsidiary
    trust.....           --             --              --             --           --         --       (4.4)        --       (6.6)
  Income
    (loss)
    before
 extraordinary
    loss and
    cumulative
    effect of
    accounting
    change....        158.1          100.7            (3.5)            --        108.0       97.5      (87.3)      72.2       97.5
 Extraordinary
    loss, net
    of
    applicable
    income tax
    effect....           --             --              --             --        (26.6)        --       (0.3)        --         --
  Cumulative
    effect of
    accounting
    change,
    net of
    applicable
    income tax
    effect....           --             --              --             --         17.8         --         --         --         --
  Net income
    (loss)
    before
    preferred
   dividend...        158.1          100.7            (3.5)            --         99.3       97.5      (87.6)      72.2       97.5
  Paid-in-kind
    preferred
  dividends...           --             --             2.5             --          0.9         --         --         --         --
  Net income
    (loss)
    available
    to common
    shareholders...       158.1        100.7          (6.0)            --         98.4       97.5      (87.6)      72.2       97.5

                    AMERICAN RE-INSURANCE           THE
                    (PREDECESSOR COMPANY)         COMPANY      COMBINED(1)                        THE COMPANY
                -----------------------------  -------------  -------------  -----------------------------------------------------
                                NINE MONTHS    THREE MONTHS       YEAR                                             SIX MONTHS
                 YEAR ENDED        ENDED           ENDED          ENDED                                              ENDED
                DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,                                          JUNE 30,
                                                                                                              --------------------
  (DOLLARS IN
    MILLIONS,
    EXCEPT
    PER SHARE
    DATA)           1991           1992            1992           1992         1993       1994       1995       1995       1996
                ------------  ---------------  -------------  -------------  ---------  ---------  ---------  ---------  ---------
EARNINGS
(LOSS) PER
SHARE:
  Income
    (loss)
    before
 extraordinary
    loss and
    cumulative
    effect of
    accounting
    change....           --             --       $   (0.10)            --    $    2.24  $    2.01  $   (1.85) $    1.49  $    2.00
 Extraordinary
    loss, net
    of tax....           --             --              --             --        (0.55)        --      (0.01)        --         --
  Cumulative
    effect of
    accounting
    change,
    net of
    tax.......           --             --              --             --         0.37         --         --         --         --
  Paid-in-kind
    preferred
   dividend...           --             --           (0.08)            --        (0.02)        --         --         --         --
                ------------        ------     -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Net income
    (loss) per
    common
    share.....           --             --       $   (0.18)            --    $    2.04  $    2.01  $   (1.86) $    1.49  $    2.00

DIVIDENDS
DECLARED PER
COMMON SHARE:
  Cash
    dividend
    per common
    share.....           --             --              --             --           --         --  $    0.32  $      --  $    0.19

OTHER GAAP
  OPERATING
  DATA (3):
  Loss and LAE
    ratio.....         72.9%          68.1%           74.4%          69.9%        63.8%      69.2%      87.5%      65.9%      66.1%
  Underwriting
    expense
    ratio.....         27.5           35.5            28.2           33.4         32.3       30.0       29.6       30.0       26.4
                ------------        ------     -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Combined
    ratio.....        100.4%         103.6%          102.6%         103.3%        96.1%      99.2%     117.1%      95.9%      92.5%

STATUTORY DATA
(4):
  Ratio of net
    premiums
    written to
    surplus...         1.22x            --              --           1.15x        1.26x      1.39x      1.45x      1.47x      1.53x
Policyholders'
    surplus...  $     735.7             --              --    $     875.8    $ 1,079.3  $ 1,104.1  $ 1,109.6  $ 1,127.4  $ 1,150.8
  Loss and LAE
    ratio.....         73.0%            --              --           68.5%        64.8%      71.2%      88.9%      67.7%      66.1%
  Underwriting
    expense
    ratio.....         29.7             --              --           34.3         34.7       32.6       32.1       31.9       28.8
                ------------        ------     -------------  -------------  ---------  ---------  ---------  ---------  ---------
  Combined
    ratio.....        102.7%            --              --          102.8%        99.5%     103.8%     121.0%      99.6%      94.9%

BALANCE SHEET
  DATA (AT END
  OF PERIOD):
  Total
   investments
    and
    cash......  $   2,752.3             --     $   2,833.8             --    $ 3,153.3  $ 3,308.9  $ 3,957.5  $ 3,579.3  $ 4,006.3
  Total
    assets....      3,812.5 (5)           --       5,886.9             --      6,231.4    6,677.9    7,814.4    7,071.4    8,131.3
  Loss and LAE
   reserves...      2,063.5 (5)           --       3,523.9             --      3,685.7    3,971.9    4,790.0    4,158.4    4,884.7
  Senior bank
    debt......           --             --           575.0             --        275.0      200.0       75.0      150.0       75.0
  Senior
  subordinated
    debt......           --             --           450.0             --        450.0      450.0      450.0      450.0      450.0
  Company-obligated
    mandatorily
    redeemable
    preferred
    securities
    of
    subsidiary
    trust
    holding as
    all its
    assets
    Junior
  Subordinated
 Debentures...           --             --              --             --           --         --      237.5         --      237.5
 Stockholders'
    equity....        966.0             --           386.3             --        797.2      789.2      847.1      953.1      855.9
  Book Value
    per common
    share.....           --             --     $      9.32             --    $   16.94  $   16.77  $   18.00  $   20.26  $   18.10

------------------------

(1) Represents the sum of American Re-Insurance's results for the nine months ended September 30, 1992, and the Company's results for the three months ended December 31, 1992. The combined sum has been presented for comparison of significant operating data.

(2) "LAE" means loss adjustment expense.

(3) GAAP loss and LAE ratio represents the sum of losses and LAE as a percentage of net premiums earned. GAAP underwriting expense ratio represents underwriting expenses as a percentage of net premiums earned. GAAP combined ratio represents the sum of the GAAP loss and LAE ratio and GAAP underwriting expense ratio.

(4) Represents statutory data for the applicable period. Ratio of net premiums written to surplus represents statutory net premiums written for the period over statutory policyholders' surplus at the end of such period. Statutory loss and LAE ratio represents the sum of statutory losses and LAE as a percentage of statutory net premiums earned. Statutory underwriting expense ratio represents statutory underwriting expenses as a percentage of statutory net premiums written. Statutory combined ratio represents the sum of the statutory loss and LAE ratio and the statutory underwriting expense ratio.

(5) Stated prior to the Company's adoption of the gross financial reporting requirements as prescribed by Financial Accounting Standard No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts."

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of the Record Date, by (i) each person known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors (Messrs. Fox, Golkin, Inderbitzin, Jobe, Kravis, Lawrence and Zucchini), (iii) the named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                                        NUMBER OF
                                                                                          SHARES
                                                                                       BENEFICIALLY
  NAME AND ADDRESS OF BENEFICIAL OWNER                                                 OWNED(1)(2)    PERCENTAGE(1)
-------------------------------------------------------------------------------------  ------------  ---------------
KKR Associates(2)
 9 West 57th Street
 New York, New York 10019............................................................    30,236,000          63.9%
  Edward A. Gilhuly(2)(3)............................................................           900         *
  Perry Golkin(2)(4).................................................................         1,800         *
  James H. Greene, Jr.(2)(5).........................................................         6,935         *
  Henry R. Kravis(2)(6)..............................................................         3,800         *
  Paul E. Raether(2)(7)..............................................................         4,800         *
  Clifton S. Robbins(2)..............................................................         2,000         *
  George R. Roberts(2)(8)............................................................        18,400         *
  Scott Stuart(2)....................................................................           800         *
Wellington Management Company
  75 State Street(9)
  Boston, MA 02109...................................................................     2,440,420          5.16%
  Mahmoud M. Abdallah(10)............................................................       206,138         *
James R. Fisher(11)..................................................................       281,329         *
Saul A. Fox(2)(12)...................................................................        36,525         *
Paul H. Inderbitzin(13)..............................................................       558,695           1.1%
Edward B. Jobe(14)...................................................................       255,712         *
James A. Lawrence(15)................................................................        27,000         *
Edward J. Noonan(16).................................................................       205,141         *
Michael R. Zucchini(17)..............................................................        30,000         *
All directors and executive officers as a group(18) (other than as set forth in
  relation to KKR Associates and the individuals listed thereunder) (15 persons).....     2,361,487           4.7%

------------------------

 * Less than 1%.

 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Shares shown as owned by KKR Associates are owned of record by the KKR Stockholders, of each of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which Henry R. Kravis, Perry Golkin (both directors of the Company), Edward A. Gilhuly, James H. Greene, Jr., Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott Stuart and Michael T. Tokarz are the general partners. Saul A. Fox was a general partner of KKR Associates until

    September 1, 1996. Messrs. Kravis and Roberts are also members of the Executive Committee of KKR Associates. The general partners of KKR Associates may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates. Such individuals disclaim beneficial ownership of the shares shown as owned by KKR Associates. By virtue of the Stockholders Agreement and the Merger Agreement, Munich Re and Sub may be deemed to be beneficial owners of the 30,236,000 shares of Common Stock shown as owned by KKR Associates. The address of both Munich Re and Sub is 107 Koniginstrasse, D-80791 Munich, Germany.

 (3) All 900 shares are held in trust by the Edward and Karen Gilhuly Trust.

 (4) Includes 1,500 shares held by members of Mr. Golkin's family living in his household, as to which he disclaims beneficial ownership.

 (5) Includes 1,935 shares held by members of Mr. Greene's family living in his household, as to which he disclaims beneficial ownership.

 (6) All 3,800 shares are held in trust for the benefit of members of Mr. Kravis' family. Mr. Kravis disclaims beneficial ownership of these shares.

 (7) All 4,800 shares are held in trust for the benefit of Mr. Raether's family as to which shares he disclaims beneficial ownership. Mr. Raether's spouse is a trustee of such trust.

 (8) All 18,400 shares are owned by a private foundation established by Mr. Roberts. Mr. Roberts disclaims beneficial ownership of such shares.

 (9) Based on information contained in the most recent Schedule 13-G filed by the beneficial owner under the Exchange Act, Wellington Management Company and its wholly owned subsidiary, Wellington Trust Co. N.A., are deemed to be the beneficial owners of the shares in their capacity as investment advisor to various investment advisory clients. Wellington has shared voting power with respect to 1,227,400 shares and shared dispositive power with respect to all such shares.

(10) Includes 205,000 shares which Mr. Abdallah currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Abdallah.

(11) Includes 275,000 shares which Mr. Fisher currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Fisher.

(12) Includes 325 shares held by members of Mr. Fox's family living in his household as to which he disclaims beneficial ownership.

(13) Includes 550,000 shares which Mr. Inderbitzin currently has the right to acquire pursuant to exercisable options. Such options for purposes of this table, are deemed to be beneficially owned by Mr. Inderbitzin.

(14) Includes 250,000 shares which Mr. Jobe currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Jobe.

(15) Includes 18,000 shares which Mr. Lawrence currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Lawrence.

(16) Includes 205,000 shares which Mr. Noonan currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Noonan.

(17) Includes 20,000 shares which Mr. Zucchini currently has the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by Mr. Zucchini.

(18) Includes 2,291,500 shares which all directors and executive officers as a group have the right to acquire pursuant to exercisable options. Such options, for purposes of this table, are deemed to be beneficially owned by such directors and executive officers.

                                 MARKET PRICES

    Shares of Common Stock are listed and traded on the NYSE. On July 1, 1996, the day on which the proposed acquisition of National Re Corporation by General Re Corporation was announced, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $46.375 and $45.375, respectively. See "The Merger--Background of the Merger." On August 2, 1996, the last day of trading preceding the Company's press release announcing that it was considering strategic alternatives, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $58.25 and $57.00, respectively. On August 13, 1996, the date preceding public announcement of the signing of the merger agreement, high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $59.00 and $56.50, respectively. On October 21, 1996, the latest practicable trading day before the printing of this Proxy Statement, the high and low sales prices of a share of Common Stock on the NYSE Composite Transactions Tape were $64.25 and $64.00, respectively.

                           CERTAIN PENDING LITIGATION

    On August 16, 1996, the Company and all of its directors, including a director who is also an executive officer, KKR and Munich Re were named as defendants in a complaint filed in the Court of Chancery in the State of Delaware. The complaint was brought by an alleged stockholder of the Company, individually and purportedly as a class action on behalf of all other stockholders of the Company. The complaint alleges breaches of fiduciary duty by the Company and its directors, including certain directors who are also general partners of KKR, and purported breaches of fiduciary duty by KKR, as an alleged majority and controlling shareholder, arising primarily from the Merger. The complaint also alleges that Munich Re aided and abetted the foregoing alleged breaches of fiduciary duty. In general, the complaint alleges that the directors of the Company and KKR breached their purported fiduciary duties by undertaking the sale of the Company to Munich Re without giving adequate consideration to all feasible and value-maximizing strategic alternatives, and alludes to certain separate agreements with the Company and Munich Re which are alleged to have indicated that KKR negotiated with different objectives and interests than those of the minority, public stockholders. The complaint seeks, inter alia, injunctive relief prohibiting the Company from, among other things, consummating the Merger. The complaint also seeks damages and other relief. An agreement in principle to settle the litigation has been reached with counsel to the plaintiff and is subject to documentation and court approval.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed by the Company with the Commission, are incorporated herein by reference:

        (i) the Company's Annual Report on Form 10-K (File No.1-11688) for the year ended December 31, 1995;

        (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, respectively; and

        (iii) the Company's Current Reports on Form 8-K filed February 3, 1996 (as amended February 6, 1996) and August 14, 1996, respectively.

    All reports and definitive proxy or information statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Proxy Statement shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.

    A copy of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented herein or delivered herewith will be provided without charge to each person, including any beneficial owner, to whom a Proxy Statement is delivered, upon oral or written request of any such person and by first-class mail or other equally prompt means within one business day of receipt of request. Requests should be directed to Ms. Nancy Columbia, Investor Relations, American Re Corporation, 555 College Road East, Princeton, New Jersey 08543-5241 (telephone (609) 243-4684). In order to ensure timely delivery of the documents in advance of the Special Meeting to which this Proxy Statement relates, any such request should be made by November 14, 1996.

    Statements contained in this Proxy Statement or in any document incorporated by reference in this Proxy Statement relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this Proxy Statement or such other report or document, each such statement being qualified in all respects by such reference.

                            INDEPENDENT ACCOUNTANTS

    Upon appointment by the Company's Board of Directors, ratified by the holders of the Common Stock, Deloitte & Touche LLP, independent public accountants, audited and reported on the consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1995. Such financial statements have been incorporated by reference in this Proxy Statement in reliance upon such report. The Company's Board of Directors appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 1996, and the Company's common stockholders ratified the appointment of auditors at the Annual Meeting of Stockholders held May 14, 1996.

    A representative of Deloitte & Touche LLP is expected to be present at the Special Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    If the Merger Agreement is not approved by the holders of shares of Common Stock of the Company, it is presently expected that the 1997 Annual Meeting of Stockholders will be held on May 15, 1997. Stockholder proposals intended to be presented at that annual meeting in 1997 should be directed to the Secretary of the Company and must be received by the Company no later than December 2, 1996 for inclusion in the proxy statement and proxy card relating to that meeting.

                                 OTHER MATTERS

    The Board of Directors of the Company does not intend to bring any other matters before the Special Meeting and as of the date hereof does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should properly come before the Special Meeting, the persons named in the enclosed proxy as proxy appointees will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.

                                          ROBERT K. BURGESS
                                          SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY
                                          October 23, 1996

                                                                         ANNEX I
                                                        COMPOSITE CONFORMED COPY

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                    MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT
                         AKTIENGESELLSCHAFT IN MUNCHEN,

                             PUMA ACQUISITION CORP.
                                      AND
                            AMERICAN RE CORPORATION

                          DATED AS OF AUGUST 13, 1996*

------------------------

*   As amended as of October 23, 1996.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------

                                                       ARTICLE I
                                                      THE MERGER
    Section 1.1      The Merger.............................................................................        I-1
    Section 1.2      Effective Time.........................................................................        I-1
    Section 1.3      Effects of the Merger..................................................................        I-2
    Section 1.4      Certificate of Incorporation; By-laws..................................................        I-2
    Section 1.5      Directors and Officers.................................................................        I-2

                                                      ARTICLE II
                                      CONVERSION OF SHARES; STOCKHOLDERS MEETING
    Section 2.1      Conversion of Securities...............................................................        I-2
    Section 2.2      Treatment of Company Stock Options.....................................................        I-2
    Section 2.3      Dissenting Shares and Section 262 Shares...............................................        I-3
    Section 2.4      Surrender of Shares; Stock Transfer Books..............................................        I-3
    Section 2.5      Stockholders Meeting...................................................................        I-4

                                                      ARTICLE III
                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    Section 3.1      Organization...........................................................................        I-5
    Section 3.2      Capitalization.........................................................................        I-5
    Section 3.3      Corporate Authorization; Validity of Agreement; Company Action.........................        I-6
    Section 3.4      Consents and Approvals; No Violations..................................................        I-6
    Section 3.5      SEC Reports and Financial Statements...................................................        I-7
    Section 3.6      Absence of Certain Changes.............................................................        I-8
    Section 3.7      Information in Proxy Statement.........................................................        I-8
    Section 3.8      Employee Benefit Plans.................................................................        I-8
    Section 3.9      Compliance.............................................................................        I-9
    Section 3.10     Absence of Litigation..................................................................        I-9
    Section 3.11     Taxes..................................................................................       I-10
    Section 3.12     Opinion of Financial Advisors..........................................................       I-10
    Section 3.13     Aetna Adverse Loss Agreement...........................................................       I-10

                                                      ARTICLE IV
                                   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
    Section 4.1      Organization...........................................................................       I-11
    Section 4.2      Corporate Authorization; Validity of Agreement; Necessary Action.......................       I-11
    Section 4.3      Consents and Approvals; No Violations..................................................       I-11
    Section 4.4      Information in Proxy Statement.........................................................       I-12
    Section 4.5      Financing..............................................................................       I-12

                                                       ARTICLE V
                                                       COVENANTS
    Section 5.1      Interim Operations of the Company......................................................       I-12
    Section 5.2      Access to Information..................................................................       I-14
    Section 5.3      Consents and Approvals.................................................................       I-14
    Section 5.4      Employee Matters.......................................................................       I-14
    Section 5.5      No Solicitation........................................................................       I-15

                                     I-(i)

                                                                                                                PAGE
                                                                                                              ---------
    Section 5.6  Fiduciary Duties.....................................................       I-15
    Section 5.7  Additional Agreements................................................       I-16
    Section 5.8  Publicity............................................................       I-16
    Section 5.9  Notification of Certain Matters......................................       I-16
    Section      Directors' and Officers' Insurance and Indemnification...............
      5.10                                                                                   I-16
    Section      Proxy Statement......................................................
      5.11                                                                                   I-17
    Section      Certain Fees.........................................................
      5.12                                                                                   I-17

                                           ARTICLE VI
                                           CONDITIONS
    Section 6.1  Conditions to the Obligations of Each Party..........................       I-18
    Section 6.2  Conditions to the Obligations of Parent and Sub......................       I-18
    Section 6.3  Conditions to the Obligations of the Company.........................       I-18

                                           ARTICLE VII
                                           TERMINATION
    Section 7.1  Termination..........................................................       I-19
    Section 7.2  Effect of Termination................................................       I-19

                                          ARTICLE VIII
                                          MISCELLANEOUS
    Section 8.1  Costs and Expenses...................................................       I-20
    Section 8.2  Financial Advisory Fees..............................................       I-20
    Section 8.3  Amendment and Modification...........................................       I-20
    Section 8.4  Nonsurvival of Representations and Warranties........................       I-20
    Section 8.5  Notices..............................................................       I-20
    Section 8.6  Interpretation.......................................................       I-21
    Section 8.7  Counterparts.........................................................       I-21
    Section 8.8  Entire Agreement; No Third Party Beneficiaries.......................       I-21
    Section 8.9  Severability.........................................................       I-21
    Section      Specific Performance.................................................
      8.10                                                                                   I-22
    Section      Governing Law........................................................
      8.11                                                                                   I-22
    Section      Assignment...........................................................
      8.12                                                                                   I-22
    Section      Consent to Jurisdiction..............................................
      8.13                                                                                   I-22

                                     I-(ii)

    AGREEMENT AND PLAN OF MERGER, dated as of August 13 1996,* among MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN MUNCHEN, a German company ("PARENT"), PUMA ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and AMERICAN RE CORPORATION, a Delaware corporation (the "COMPANY").

    WHEREAS, the Board of Directors of the Company has (i) determined that the consideration to be paid for each outstanding share (collectively, the "SHARES") of Common Stock, par value $.01 per share (the "COMPANY COMMON STOCK"), in the Merger (as defined in Section 1.1) is fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend approval of the Merger and this Agreement by such stockholders;

    WHEREAS, the Boards of Directors of Parent and Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the Merger, upon the terms and subject to the conditions set forth herein;

    WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and sub are entering into a Stockholders Agreement (the "STOCKHOLDERS AGREEMENT") with each of American Re Associates, L.P. and KKR Partners II, L.P. (collectively, the "STOCKHOLDERS"), pursuant to which, among other things, the Stockholders, severally and not jointly, have agreed to vote the shares of Company Common Stock then owned by them in favor of the Merger provided for herein and have granted to Parent an option to purchase such shares of Company Common Stock, all on the terms and subject to the conditions set forth in the Stockholders Agreement, including the condition that all necessary regulatory approvals from the Delaware Department of Insurance and the New York State Department of Insurance shall have been obtained and shall be in full force and effect; and

    WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement and the Stockholders Agreement in accordance with the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL");

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Stockholders Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company (the "MERGER"). As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

    SECTION 1.2 EFFECTIVE TIME. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as shall be agreed to in writing by the parties hereto and is specified in the Certificate of Merger) will be the "EFFECTIVE TIME". On the second business day following the later to occur

------------------------

*   As amended as of October 23, 1996.

of the satisfaction of the condition specified in Section 6.1(a) and the satisfaction of the condition specified in Section 6.1(e) (or such other date as the parties shall mutually agree), a closing shall be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VI.

    SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4 CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time and without any further action on the part of the Company or Sub, the Certificate of Incorporation of the Company (as amended, the "CERTIFICATE OF INCORPORATION") as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

    (b) At the Effective Time and without any further action on the part of the Company or Sub, the By-laws of Sub shall be the By-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

    SECTION 1.5 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

                                   ARTICLE II
                   CONVERSION OF SHARES; STOCKHOLDERS MEETING

    SECTION 2.1 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

        (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) and any Dissenting Shares (as defined in Section 2.3(a))) shall be cancelled, extinguished and converted automatically into the right to receive an amount equal to $65.00 per share in cash (the "MERGER CONSIDERATION") payable to the holder thereof, without interest, upon surrender of the certificate that prior to the Merger represented such Share in the manner provided in Section 2.4, less any required withholding taxes.

        (b) Each Share held in the treasury of the Company and each Share owned by Parent, Sub or any other direct or indirect Subsidiary (as defined in Section 3.1) of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of identical common, preferred or other capital stock of the Surviving Corporation.

    SECTION 2.2 TREATMENT OF COMPANY STOCK OPTIONS. (a) Immediately prior to the Effective Time, each then outstanding employee stock option and any related stock appreciation right and each then outstanding director stock option and any related stock appreciation right (collectively, a "COMPANY STOCK

OPTION"), whether or not then vested or exercisable, shall be (or, if not previously vested and exercisable, shall become), consistent with the plans and agreements applicable to such Company Stock Options, vested and exercisable and such Company Stock Options immediately thereafter shall be cancelled by the Company, and (except to the extent such Company Stock Option is subject to an Option Deferral Agreement (as defined below)) each holder of a cancelled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter (or, if later, with respect to any Company Stock Option, the date six months and one day following the grant of such Company Stock Option) from the Company (and, if necessary, Parent shall provide funds to the Company sufficient for such payments) in consideration for the cancellation of such Company Stock Option an amount in cash equal to the product of (i) the number of shares of Company Common Stock previously subject to such Company Stock Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Stock Option.

    (b) Parent shall be permitted, on or prior to the date 30 days following the date of this Agreement, to enter into agreements ("OPTION DEFERRAL AGREEMENTS") with one or more holders of Company Stock Options, whereby such holders may agree to the cancellation of a portion of their Company Stock Options immediately prior to the Effective Time in consideration for the right to receive, in lieu of the payments provided for in Section 2.2(a) above, certain amounts of compensation at a date or dates in the future as specified in the Option Deferral Agreements.

    SECTION 2.3 DISSENTING SHARES AND SECTION 262 SHARES. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of or consented to the Merger and who shall have delivered a written demand for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the DGCL (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of the DGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration set forth in Section 2.1(a) of this Agreement, without any interest thereon, less any required withholding taxes.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

    SECTION 2.4 SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Sub shall designate a bank or trust company (which shall be reasonably satisfactory to the Company) to act as agent for the holders of Shares in connection with the Merger (the "PAYING AGENT") to receive the Merger Consideration to which holders of Shares shall become entitled pursuant to
Section 2.1(a). When and as needed, Parent or Sub will make available to the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds shall be invested by the Paying Agent as directed by Sub or, after the Effective Time, the Surviving Corporation, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Rating Services, respectively, or in deposit accounts, certificates of deposit, bank repurchase or reverse repurchase agreements or banker's acceptances of, or Eurodollar time deposits purchased from, commercial banks with capital exceeding $250 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

    (b) As soon as practicable after the Effective Time (but in no event more than five business days after the Effective Time), the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

    (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest and other income received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

    SECTION 2.5 STOCKHOLDERS MEETING. Subject to Section 5.6, in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (a) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as practicable after the date of this Agreement for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "STOCKHOLDERS MEETING") and (b) subject to Section 5.6, include in the proxy statement to be sent to the stockholders of the Company (such proxy statement, as amended or supplemented, is herein referred to as the "PROXY STATEMENT") the recommendation of the Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    SECTION 3.1 ORGANIZATION. Each of the Company and its Subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company and its Subsidiaries, taken as a whole. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    As used in this Agreement, the term "SUBSIDIARY" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Section 3.1 of the Disclosure Schedule delivered by the Company to Parent on or prior to the date hereof (the "DISCLOSURE SCHEDULE") sets forth a complete list of the Company's Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary.

    As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any adverse change or effect that has had or will have a material adverse effect on the financial condition, results of operations or business of a person and its Subsidiaries, taken as a whole, but shall exclude any change or effect resulting from general economic conditions (including without limitation changes in interest rates), any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), any reinsurance or insurance exposure relating to any catastrophe and, for purposes of Section 3.6 only, any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof.

    SECTION 3.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock. As of the date hereof, (i) 47,292,325 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company, (iii) options to acquire an aggregate of 4,583,625 shares of Company Common Stock were outstanding pursuant to Company Stock Options and (iv) no shares of preferred stock were issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("VOTING DEBT") of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, as set forth on Section 3.2(a) of the Disclosure Schedule, and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

    (b) Except as set forth in Section 3.2(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company's Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

    (c) Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

    SECTION 3.3  CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY
ACTION. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders as contemplated by Section 2.5 with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 2.5 with respect to the Merger, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement and the Stockholders Agreement, including, but not limited to, all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement and the Stockholders Agreement. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger.

    SECTION 3.4  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth in
Section 3.4 of the Disclosure Schedule and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), all necessary approvals of the German Cartel Office, the Investment Advisers Act of 1940, as amended, state securities or "blue sky" laws, state takeover laws, state and foreign insurance regulatory laws and commissions, and for the approval of this Agreement by the Company's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "GOVERNMENTAL ENTITY"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole and would not materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "DEBT INSTRUMENTS"), lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "COMPANY AGREEMENT") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

    SECTION 3.5 SEC REPORTS AND FINANCIAL STATEMENTS. (a) The Company has filed with the SEC and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its Subsidiaries since January 1, 1995 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT") (as such documents have been amended since the time of their filing, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the Company SEC Documents has been prepared from, and are in accordance with, the books and records of the Company and/or its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments).

    (b) The Annual Statements and Quarterly Statement of American Re-Insurance Company, a Delaware domiciled insurer and a wholly owned Subsidiary of the Company (the "INSURER"), as filed with the Department of Insurance for the State of Delaware (the "DELAWARE INSURANCE DEPARTMENT") for the years ended December 31, 1994 and December 31, 1995 (the "ANNUAL STATUTORY STATEMENTS") and the quarter ended March 31, 1996 (the "QUARTERLY STATUTORY STATEMENT"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements and the Quarterly Statutory Statement, together with all exhibits and schedules thereto, are referred to as the "STATUTORY FINANCIAL STATEMENTS"), have been prepared in accordance with the accounting practices prescribed or permitted by the Delaware Insurance Department for purposes of financial reporting to the state's insurance regulators ("STATE STATUTORY ACCOUNTING PRINCIPLES"), and such accounting practices have been applied on a basis consistent with State

Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Insurer present fairly in all material respects the financial position and the results of operations for the Insurer and its Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. The Company has heretofore made available to Parent true and complete copies of the Statutory Financial Statements.

    SECTION 3.6 ABSENCE OF CERTAIN CHANGES. Since June 30, 1996, there have not occurred (i) any events, changes or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries, other than regular quarterly cash dividends and dividends paid by wholly owned Subsidiaries; or (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP or State Statutory Accounting Principles. Since January 1, 1996, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

    SECTION 3.7 INFORMATION IN PROXY STATEMENT. The Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of the Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, PROVIDED, HOWEVER, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 3.8 EMPLOYEE BENEFIT PLANS. As of the date of this Agreement: (a) there are no material employee or director benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), that together with the Company would be deemed a "controlled group" within the meaning of section 4001(a)(14) of ERISA, or with respect to which the Company or any of its Subsidiaries has or may have a liability, other than those listed on Section 3.8(a) of the Disclosure Schedule (the "BENEFIT PLANS"). Except as disclosed in
Section 3.8(a) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither the Company nor any ERISA Affiliate has adopted or announced any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would materially increase the liability of the Company or any ERISA Affiliate to any employee or terminated employee of the Company or any ERISA Affiliate.

    (b) With respect to each Benefit Plan except as disclosed on Schedule 3.8(b) of the Disclosure Schedule: (i) if intended to qualify under section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), such plan has received, or an application is pending for, a determination letter from the Internal Revenue Service (the "SERVICE") that the Plan so qualifies, and its trust is exempt from taxation under section 501(a) of the Code and the Company knows of no event that would have a material adverse effect on such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no material disputes are pending, or, to the knowledge of the Company, threatened; (v) no prohibited transaction (within the meaning of section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full;

(vii) no such plan has incurred or will incur any "accumulated funding deficiency," as such term is defined in section 412 of the Code, whether or not waived; (viii) no plan is a "multiemployer plan," as such term is defined in section 3(37) of ERISA, or is covered by section 4063 or 4064 of ERISA; provided, however, that all of the foregoing representations shall be deemed to be true so long as the liability which could reasonably be expected to arise thereunder, without regard to this proviso (when aggregated with all such other liabilities thereunder, disregarding this proviso) could not result in liability that would have a Material Adverse Effect. Except as set forth in the Company SEC Documents (including the footnotes to any audited financial statements included therein), the aggregate accumulated benefit obligations of each Benefit Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Benefit Plan) do not exceed the fair market value of the assets of such Benefit Plan (as of such Valuation Date).

    (c) Except as disclosed on Schedule 3.8(c) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including sections 4063, 4064 and 4069 of ERISA) that would have a Material Adverse Effect and, to the knowledge of the Company, no reasonable basis for any such liability exists.

    (d) Except as set forth in Section 3.8(d) of the Disclosure Schedule or to the extent disclosed in the Company SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan in an amount which would have a Material Adverse Effect. As a result of the transactions described herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.8(d) of the Disclosure Schedule, no party will be required to make an "excess parachute payment" to a "disqualified individual" within the meaning of section 280G of the Code in an amount which would have a Material Adverse Effect.

    (e) Other than documents related to plans maintained under the laws of countries outside the United States and which are required to be maintained under such foreign laws, the Company has delivered or made available to Parent accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the Service; and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

    SECTION 3.9 COMPLIANCE. Neither the Company nor any Subsidiary is in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 3.10 ABSENCE OF LITIGATION. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date hereof, there is no claim, action, proceeding or investigation (excluding those relating to policies of insurance or reinsurance written by the Company and its Subsidiaries) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. As of the date hereof, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

    SECTION 3.11 TAXES. The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns, except where the failure to make such filings, pay such taxes or provide for such reserves would not have a Material Adverse Effect. Except as disclosed on
Schedule 3.9, none of the Company or the Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any Tax return, which period (after giving effect to such extension or waiver) has not expired. Except as disclosed on Schedule 3.9, the Company and the Subsidiaries have not received any notice of deficiency or assessment from any taxing authority with respect to liabilities for income and other material Taxes which have not been fully paid or finally settled. There are no liens with respect to Taxes upon any of the properties or assets of the Company or the Subsidiaries other than liens for Taxes not yet due and payable. As used herein, "TAXES" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    SECTION 3.12 OPINION OF FINANCIAL ADVISORS. The Company has received opinions from Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders.

    SECTION 3.13 AETNA ADVERSE LOSS AGREEMENT. The Aggregate Excess of Loss Agreement dated September 30, 1992, between the Company and The Aetna Casualty and Surety Company, a true and complete copy of which has been delivered to Parent, as of the date hereof is in full force and effect and the Company has received no notice that it is in default or violation of such agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    SECTION 4.1 ORGANIZATION. Each of Parent and its Subsidiaries is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby. Parent and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole. Sub has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

    SECTION 4.2 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Management Board and its Supervisory Board and the execution, delivery and performance by Sub of this Agreement and the consummation by Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent and Sub are necessary to authorize the execution and delivery by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 4.3 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, all necessary approvals of the German Cartel Office, state securities or "blue sky" laws, state takeover laws and state and foreign insurance regulatory laws and commissions, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent and Sub to consummate the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or

(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of Parent or Sub to consummate the Merger or the other transactions contemplated hereby.

    SECTION 4.4 INFORMATION IN PROXY STATEMENT. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    SECTION 4.5 FINANCING. Either Parent or Sub has, or will have prior to the consummation of the Merger, sufficient funds available to purchase the Shares which will be converted into the right to receive the Merger Consideration in the Merger.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.1 INTERIM OPERATIONS OF THE COMPANY. The Company covenants and agrees that, except (i) as expressly provided in this Agreement, (ii) with the prior written consent of Parent or (iii) as set forth on Section 5.1 of the Disclosure Schedule, after the date hereof and prior to the Effective Time:

        (a) the business of the Company and its Subsidiaries, including, without limitation, investment practices and policies, shall be conducted in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, retrocessionaires, employees, creditors and business partners;

        (b) the Company shall not, directly or indirectly, split, combine or reclassify the outstanding Company Common Stock, or any outstanding capital stock of any of the Subsidiaries of the Company;

        (c) neither the Company nor any of its Subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents;
    (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by the Company's wholly owned Subsidiaries to the Company or its wholly owned Subsidiaries and other than ordinary quarterly cash dividends by the Company not to exceed $.11 per quarter; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to exercises of Company Stock Options; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are material to the Company and its Subsidiaries, taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; PROVIDED that, notwithstanding anything to the contrary in the foregoing, to the extent the Effective Time occurs after December 31, 1996, the Company shall be permitted to declare and pay immediately prior to the Effective Time a quarterly dividend (not to exceed $.11 per share pro rated for the period from January 1, 1997 to the Effective Time, inclusive);

        (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any executive officer other than scheduled annual increases in the ordinary course of business consistent with past practice in an amount not to exceed 10% for any individual; (ii) except to the extent currently required under applicable law or the terms of the applicable agreement or arrangement, adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) except in accordance with past practice and in an aggregate amount not to exceed $5 million, and other than by reason of the transactions contemplated hereby, enter into any, or amend any existing, employment, consulting or severance agreement with, or grant any severance or termination pay to, any officer, director or employee of the Company or any of its Subsidiaries; (iv) except with respect to the Company's foreign operations, as required by law or existing arrangements, make any additional contributions to any grantor trust created by the Company to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any Subsidiary which does not have a severance program as of the date of this Agreement; PROVIDED that notwithstanding anything to the contrary in the foregoing, bonuses accrued in 1996, but which would in the ordinary course be payable in 1997, may be paid in 1996;

        (e) neither the Company nor any of its Subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated, except in the ordinary course of business;

        (f) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities in an amount not to exceed $150 million; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice and other than as to such matters related to the Company's or any of its Subsidiaries' investment portfolios (including private placements) in the ordinary course of business consistent with past practice); or (iv) make any material capital expenditure other than in the ordinary course of business consistent with past practice;

        (g) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by Statutory Accounting Principles or GAAP;

        (h) neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or any agreement relating to an Acquisition Proposal (as defined in Section 5.5) other than the Merger and other than as permitted by Section 5.6;

        (i) neither the Company nor any of its Subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

        (j) except upon the prior written consent of Parent, the Company shall not make any Tax election that would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, except in the ordinary course of business consistent with past practice;

        (k) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claim, liability or obligation (including contingent claims, liabilities and obligations), other than in the ordinary course of business consistent with past practice; and

        (l) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    SECTION 5.2 ACCESS TO INFORMATION. The Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its Subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries) and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws or any insurance regulatory laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its Subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated July 23, 1996, as amended (the "CONFIDENTIALITY AGREEMENT").

    SECTION 5.3 CONSENTS AND APPROVALS. (a) Each of the Company, Parent and Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Parent, Sub, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    (b) In furtherance and not in limitation of Section 5.3(a), (i) as soon as practicable following the date of this Agreement, Parent and Sub shall use their reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) each of Parent and Sub shall give to the Company prompt written notice if it receives any notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof; (iii) each of Parent and Sub shall give to the Company reasonable prior written notice of the time and place when any meetings may be held by it with insurance regulators in connection with the transactions contemplated by this Agreement, and the Company shall have the right to have a representative or representatives present at any such meeting; and (iv) a reasonable time prior to furnishing any written materials or presentations to any insurance regulator in connection with the transactions contemplated by this Agreement, Parent and Sub shall furnish the Company with a copy thereof, and the Company shall have a reasonable opportunity to provide comments thereon.

    SECTION 5.4 EMPLOYEE MATTERS. (a) For a period of two years following the Effective Time, Parent shall either continue the existing Benefit Plans of the Company or shall provide, or cause the Surviving Corporation to provide, benefits to employees of the Company and its Subsidiaries under substitute plans or arrangements ("PARENT BENEFIT PLANS") that are no less favorable in the aggregate to such employees than those provided under such existing Benefit Plans.

    (b) With respect to any Parent Benefit Plan which is an "employee benefit plan" as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, vesting and entitlement to benefits, including for severance benefits, vacation entitlement, service awards or any service-related benefits, and accrual of pension benefits, service with the Company or any Subsidiary shall be treated as service with

Parent or its Subsidiaries; PROVIDED, HOWEVER, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitations. Employees of the Company or any Subsidiary shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Benefit Plan.

    SECTION 5.5 NO SOLICITATION. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person or entity, to seek to do any of the foregoing or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or is likely to lead to, any Acquisition Proposal. From and after the date hereof, the Company, its Subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, the Company and its Subsidiaries shall cease doing any of the foregoing; PROVIDED, HOWEVER, that, notwithstanding the provisions of the first sentence of this Section 5.5, the Company, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries may, (i) following receipt of a request for information made within 30 days of the date hereof (A) which was not solicited, initiated or encouraged by the Company, any of its Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries after the date of this Agreement and (B) which the Company in good faith believes could lead to an Acquisition Proposal, furnish information, in the case of any person who has executed a confidentiality agreement with the Company prior to the date hereof, pursuant to such confidentiality agreement or, in the case of any other person, pursuant to a confidentiality agreement substantially similar to the Confidentiality Agreement, and (ii) following receipt of an Acquisition Proposal by the Company with respect to which the Board of Directors of the Company determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal, participate in discussions or negotiations regarding, or furnish information with respect to, or take other actions to facilitate, such Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, from and after the date hereof, the Company shall promptly and within not more than 12 hours advise Parent orally and in writing of the receipt by it (or any of the other entities or person referred to above) of any Acquisition Proposal, or any inquiry which is likely to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such Acquisition Proposal or inquiry. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any significant portion of the assets of the Company and its Subsidiaries, other than the transactions contemplated hereby.

    SECTION 5.6 FIDUCIARY DUTIES. (a) The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal which was not solicited after the date hereof or (iii) enter into any agreement with respect to any Acquisition Proposal which was not solicited after the date hereof, UNLESS the Company receives an Acquisition Proposal which was not solicited after the date hereof and the Company's Board of Directors determines in good faith that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal.

    (b) The Company's Board of Directors may take, and disclose to the Company's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of the Company.

    (c) Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by this Section 5.6 shall not constitute a breach of this Agreement by the Company.

    SECTION 5.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Sub shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

    SECTION 5.8 PUBLICITY. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

    SECTION 5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 5.10  DIRECTORS' AND OFFICERS' INSURANCE AND
INDEMNIFICATION. Parent agrees that at all times after the Effective Time, it shall indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of the Company's Subsidiaries or person entitled to indemnification (individually an "INDEMNIFIED PARTY" and collectively the "INDEMNIFIED PARTIES"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of the Company and such Subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("INDEMNIFIED LIABILITY") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time. The Indemnified Parties shall be entitled to advancement of expenses provided such Indemnified Party provides Parent with an undertaking to reimburse Parent in a form comparable to the undertaking provided for by the DGCL. Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after consummation of the Merger the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof; PROVIDED that Parent may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers comparable to the Company's existing carriers in terms of creditworthiness, with respect to matters existing or occurring at or prior to the Effective Time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "ASSERTION") of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against Parent, the Company, the Surviving Corporation or a Subsidiary of the Company or the Surviving Corporation ("INDEMNITORS") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of Parent, PROVIDED, HOWEVER, that if Parent withholds such consent, then Parent shall provide the Indemnified Party reasonable assurances that it shall honor the indemnification provisions of this Section 5.10. The provisions of this Section
5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

    SECTION 5.11 PROXY STATEMENT. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent shall cooperate with the Company in the preparation of the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company will provide to Parent promptly copies of all correspondence between it or any of its representatives and the SEC. Parent shall furnish all information concerning it required to be included in the Proxy Statement, and as promptly as practicable, the Proxy Statement will be mailed to the stockholders of the Company. No amendment or supplement to the Proxy Statement will be made without the approval of Parent, which approval will not be unreasonably withheld or delayed. The Company will advise Parent promptly after it receives notice thereof, of the time when any supplement or amendment to the Proxy Statement has been filed, or the issuance of any stop order, or of any request by the SEC or the New York Stock Exchange for amendment of the Proxy Statement.

    SECTION 5.12 CERTAIN FEES. The Company shall pay promptly to or on behalf of Parent $26 million, payable in cash, if all of the following shall have occurred:

        (a) a bona fide Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to the Company at any time after the date of this Agreement;

        (b) the Board of Directors of the Company, in accordance with Section 5.6, withdraws or modifies its approval or recommendation of this Agreement or the Merger, approves or recommends such Acquisition Proposal or enters into an agreement with respect to such Acquisition Proposal; and

        (c) this Agreement is terminated in accordance with Section 7.1(c)(ii), 7.1(c)(iii), 7.1(d)(ii) or 7.1(d)(iii).

                                   ARTICLE VI
                                   CONDITIONS

    SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

        (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with the DGCL;

        (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Merger;

        (c) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

        (d) any necessary approval of the German Cartel Office shall have been obtained; and

        (e) all actions by or in respect of any filing or any governmental body, agency, official, or authority required to permit the consummation of the Merger (including insurance regulatory approvals from the Delaware Insurance Department and from the New York Department of Insurance and all other material insurance regulatory approvals) shall have been obtained and such approval shall be in full force and effect.

    SECTION 6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

        (a) the representations and warranties of the Company shall have been true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

        (b) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Effective Time.

    SECTION 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

        (a) the representations and warranties of Parent and Sub shall be true and accurate as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), would not, individually or in the aggregate, materially impair the ability of Parent and Sub to consummate the Merger and the other transactions contemplated hereby; and

        (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Effective Time.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

        (a) by the mutual written consent of Parent and the Company;

        (b) by either of the Company or Parent:

            (i) if the Merger shall not have occurred on or prior to February 28, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; or

            (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

        (c) by the Company:

            (i) if Parent or Sub (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties, in each case such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied;

            (ii) if the Board of Directors of the Company shall have exercised its rights set forth in Section 5.6(a) hereof; or

           (iii) if the stockholders of the Company do not approve the Merger at the Stockholders Meeting; or

        (d) by Parent:

            (i) if the Company (x) breaches or fails in any material respect to perform or comply with any of its covenants and agreements contained herein or (y) breaches its representations and warranties, in each case such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied;

            (ii) if the Board of Directors of the Company shall have exercised its rights set forth in Section 5.6(a) hereof; or

           (iii) if the stockholders of the Company do not approve the Merger at the Stockholders Meeting.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (a) for fraud or for willful breach of this Agreement and (b) as set forth in Sections 5.12 and 8.2 hereof and in the last sentence of Section 5.2.

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.1 COSTS AND EXPENSES. Except for expenses incurred in connection with printing the Proxy Statement, as well as the filing fees relating thereto, which costs shall be shared equally by Parent and the Company, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

    SECTION 8.2 FINANCIAL ADVISORY FEES. (a) Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    (b) Except for Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Company at or prior to the Effective Time and in accordance with the Company's agreements with such firms, the terms of which have been previously disclosed to Parent by the Company, and except for the payments to third parties for services rendered to the Company disclosed in Section 8.2(b) of the Disclosure Schedule, there are no investment bankers, brokers, finders or other intermediaries which have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries upon consummation of the transactions contemplated by this Agreement.

    SECTION 8.3 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; PROVIDED, HOWEVER, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

    SECTION 8.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

    SECTION 8.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

       (a) if to Parent or Sub, to:
           Munich Reinsurance Company
           Koniginstrasse 107
           D-80791 Munich
           Germany
           Attention: Dr. Heiner Hasford
           Telephone No.: 011-49-89-3891-3542
           Telecopy No.: 011-49-89-3891-9030
       with a copy to:
           Shearman & Sterling
           199 Bishopsgate
           London EC2M 3TY
           England
           Attention: W. Jeffrey Lawrence
           Telephone No.: 011-44-171-920-9080
           Telecopy No.: 011-44-171-920-9020

       (b) if to the Company, to:
           American Re Corporation
           555 College Road East
           Princeton, New Jersey 08543
           Attention: General Counsel
           Telephone No.: (609) 243-4200
           Telecopy No.: (609) 243-4992

       with a copy to:
           Simpson Thacher & Bartlett
           425 Lexington Avenue
           New York, New York 10017-3954
           Attention: Gary I. Horowitz, Esq.
           Telephone No.: (212) 455-2000
           Telecopy No.: (212) 455-2502

    SECTION 8.6 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 13, 1996. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    SECTION 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    SECTION 8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.10 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

    SECTION 8.11 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    SECTION 8.12 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent; PROVIDED, HOWEVER, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    SECTION 8.13 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) Each of the parties hereto:

        (i) consents to submit itself to the personal jurisdiction of (A) the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (B) the Chancery or other Courts of the State of Delaware otherwise;

        (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court;

       (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts; and

        (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in subsection 8.5 or at such other address of which a party shall have been notified pursuant thereto;

        (v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

        (vi) agrees to appoint an agent for service of process in Delaware.

    (B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                              MUNCHENER RUCKVERSICHERUNGS-
                                              GESELLSCHAFT AKTIENGESELLSCHAFT
                                              IN MUNCHEN

                                              By:                     /s/ HANS RATHNOW
                                                         -----------------------------------------
                                                         Name: Hans Rathnow
                                                         Title: Member of the Board of Management

                                              By:               /s/ DR. JUR. HEINER HASFORD
                                                         -----------------------------------------
                                                         Name: Dr. jur Heiner Hasford
                                                         Title: Member of the Board of Management

                                              PUMA ACQUISITION CORP.

                                              By:                     /s/ HANS RATHNOW
                                                         -----------------------------------------
                                                         Name: Hans Rathnow
                                                         Title: Chairman of the Board, President
                                                         and Chief Executive Officer

                                              By:               /s/ DR. JUR. HEINER HASFORD
                                                         -----------------------------------------
                                                         Name: Dr. jur. Heiner Hasford
                                                         Title: Vice President and Assistant
                                                                Secretary

                                              AMERICAN RE CORPORATION

                                              By:                 /s/ PAUL H. INDERBITZIN
                                                         -----------------------------------------
                                                         Name: Paul H. Inderbitzin
                                                         Title: Chairman of the Board,
                                                              President and Chief Executive Officer

                         [LETTERHEAD OF GOLDMAN SACHS]

                                                                        ANNEX II

October 23, 1996

Board of Directors
American Re Corporation
555 College Road East
Princeton, NJ 08543-5241

Gentlemen:

    You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of American Re Corporation (the "Company") of the $65.00 per share in cash to be received by such holders pursuant to the Agreement and Plan of Merger dated as of August 13, 1996, as amended on October 23, 1996, among Munchener Ruckversicherungs-Gesellschaft Aktiengesellschaft in Munchen ("Munich Re"), Puma Acquisition Corp., a wholly-owned subsidiary of Munich Re ("Sub"), and the Company (the "Agreement").

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have provided certain investment banking services to the Company from time to time, including acting as managing underwriter of a public offering in August 1995 by American Re Capital, a Delaware business trust of which the Company is the sole beneficial owner, of $237,500,000 of Cumulative Quarterly Income Preferred Securities due in 2025. We are also familiar with Kohlberg Kravis Roberts & Co. ("KKR"), whose affiliates American Re Associates, L.P. and KKR Partners II, L.P. (collectively, the "KKR Shareholders") own a majority of the Common Stock. We have provided certain investment banking services to KKR from time to time and may provide investment banking services to KKR in the future.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Exclusivity Agreement dated as of August 7, 1996 among Munich Re, KKR Associates and the Company; the Stockholders Agreement dated as of August 13, 1996 among Munich Re, Sub, and the KKR Shareholders; the Proxy Statement relating to the Special Meeting of Stockholders of the Company to be held in connection with the Agreement; the review of the net loss and loss adjustment expense reserves of American Re-Insurance Company, the Company's principal subsidiary, prepared by its management (the "Management Review of Loss and LAE Reserves"); Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity management for the Common Stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the reinsurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including the loss and loss adjustment expense reserves) of the Company or any of its subsidiaries and, except for the Management Review of Loss and LAE Reserves referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $65.00 per share in cash to be received by the holders of Common Stock pursuant to the Agreement is fair to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

             [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH]

                                          OCTOBER 23, 1996

                                                                       ANNEX III

Board of Directors
American Re Corporation
American Re Plaza
555 College Road East
Princeton, New Jersey 08543

Gentlemen:

    American Re Corporation (the "Company"), Munchener Ruckversicherungs-Gesellschaft Aktiengesselschaft in Munchen (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of August 13, 1996, as amended on October 23, 1996 (the "Agreement") pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Shares"), other than Shares held by certain persons specified in the Agreement, will be converted into the right to receive $65.00 in cash. The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting and consummated on or shortly after the date of such meeting after approval by the shareholders.

    You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Shares pursuant to the Merger is fair to such shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Forms 10-Q and related unaudited financial information for the quarterly periods ended March 31, 1996 and June 30, 1996;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

    (3) Conducted discussions with senior management of the Company concerning the Company's business and prospects;

    (4) Reviewed the historical market prices and trading activity for the Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

    (5) Compared the results of operations of the Company with the results of certain companies which we deemed to be reasonably similar to the Company;

                                     III-1

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (7) Reviewed a copy of the Agreement;

    (8) Reviewed a copy of the Stockholders Agreement, dated as of August 13, 1996, among Acquiror, Acquisition Sub, the Company and certain stockholders of the Company;

    (9) Reviewed the Exclusivity Agreement among the Company, the Acquiror and KKR Associates, dated as of August 7, 1996; and

    (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal or actuarial evaluation of the assets or liabilities of the Company. With respect to the financial forecasts furnished to us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's management as to the expected future financial performance of the Company.

    We have, from time to time, provided investment banking and other financing services to the Company and have received customary fees for the rendering of such services. In the ordinary course of our business, we may actively trade the securities of the Company and the Acquiror for our or their own accounts and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in such securities.

    The opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholders of the Company as to how such shareholders should vote at any shareholder meeting of the Company.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the holders of the Shares pursuant to the Merger is fair to such shareholders from a financial point of view.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                        INCORPORATED

                                        By      /s/ EDWARD V. BLANCHARD
                                          -----------------------------------
                                           Managing Director
                                           Investment Banking Group

                                     III-2

                                                                        ANNEX IV

                            DELAWARE CODE ANNOTATED
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                             8 DEL. C. SECTION 262

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections
(b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to SectionSection251 (other than a merger effected pursuant to subsection (g) of Section251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

         a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

         b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

         c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

         d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall not be more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             AMERICAN RE CORPORATION
                              555 COLLEGE ROAD EAST
                           PRINCETON, N.J.  08543-5241
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

     Revoking any such prior appointment, the undersigned hereby appoints James
R. Fisher and Robert K. Burgess and each of them attorneys and agents, with power of substitution to vote as Proxy for the undersigned, as herein stated, at the special meeting of stockholders of American Re Corporation (the "Company"), to be held at the St. Regis Hotel, 2 East 55th Street at Fifth Avenue, New York, New York on Thursday, November 21, 1996 at 9:00 a.m. and at any adjournments thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present.

     THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 13, 1996, AS AMENDED ON OCTOBER 23, 1996 (THE "MERGER AGREEMENT"), AMONG MUNCHENER RUCKVERSICHERUNGS-GESELLSCHAFT AKTIENGESELLSCHAFT IN MUNCHEN, PUMA ACQUISITION CORP. AND THE COMPANY, if no instructions to the contrary are indicated, and in the discretion of the named attorneys and agents on such matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of a copy of the Proxy Statement relating to such annual meeting.

                                                                   -------------
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
                                                                        SIDE
                                                                   -------------

-----     Please mark
  X       votes as in
-----     this example

 1.   Proposal to approve and adopt the Agreement      FOR     AGAINST   ABSTAIN
      and Plan of Merger dated as of August 13,
      1996, as amended on October 23, 1996
      (the "Merger Agreement"), among Munchener         / /       / /       / /
      Ruckversicherungs-Gesellschaft
      Aktiengesellschaft in Munchen, Puma Acquisition
      Corp. and the Company.

 2. In accordance with their discretion on any matters or proposal which may properly come before the meeting.

                            MARK HERE                     MARK HERE
                           FOR ADDRESS  / /              IF YOU PLAN  / /
                           CHANGE AND                     TO ATTEND
                          NOTE AT LEFT                   THE MEETING

SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Signatures should conform exactly to name shown on this proxy. Executors, administrators, guardians, trustees, attorneys, and officers signing for corporations should give full title.)

Signature _______________ Date: _______ Signature _______________ Date: _______